Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

PROOF ACQUISITION CORP I

PACI MERGER SUB, INC.

and

VOLATO, INC.

Dated: August 1, 2023

i

Company Disclosure Letter

PACI Disclosure Letter

Exhibits
Exhibit A	Sponsor Support Agreement
Exhibit B	Amended RSRA
Exhibit C	Lock-Up Agreement
Exhibit D	PACI Certificate of Incorporation
Exhibit E	PACI Bylaws
Exhibit F-1	Incentive Equity Plan
Exhibit F-2	A&R Company Incentive Plan
Exhibit G-1	Form of Employment Agreement (Liotta)
Exhibit G-2	Form of Employment Agreement (Cooper)
Exhibit G-3	Form of Employment Agreement (Rabin)
Exhibit G-4	Form of Employment Agreement (Prachar)
Exhibit G-5	Form of Employment Agreement (Drucker)

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated August 1, 2023 (this “Agreement”), is made and entered into by and among PROOF Acquisition Corp I, a Delaware corporation (“PACI”), PACI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (the “Company”).  Each of PACI, Merger Sub, and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, PACI is a blank-check company incorporated in the State of Delaware pursuant to the Delaware General Corporation Law (the “DGCL”) for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses;

WHEREAS, at the Closing, Merger Sub will merge with and into the Company and PACI will acquire the business of the Company and 100% of the outstanding equity and equity equivalents of the Company, including options, warrants, or other securities which grant holders the right to acquire, or convert other securities into, equity securities of the Company, with the Company continuing as the surviving corporation in the Merger and, after giving effect to the Merger, becoming a wholly-owned Subsidiary of PACI (collectively, all these transactions shall be referred to herein as the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Georgia Business Corporation Code (“GBCC”), as applicable;

WHEREAS, PACI will use its reasonable best efforts to have, as of Closing, at least $35,000,000, net of expenses as more fully described in this Agreement (“Available PACI Cash”), and credited toward the Available PACI Cash shall be: (a) amounts remaining in the Trust Account and released to PACI upon the Closing; (b) amounts received by the Company for the purchase of the Company’s Series A-1 Preferred Stock (“Company Series A-1 Preferred Stock”); and (c) commitment amounts of any investor committing to buy shares of PACI Class A Common Stock, at a price per share of $10.00, concurrently with the Closing or any other forward purchase agreements, back-stop agreements, or financing arrangements (collectively (b) and (c) are referred to herein as the “PIPE Investment”, parties to such agreements, “PIPE Investors”, and all such agreements, “Subscription Agreements”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Proof Acquisition Sponsor I, LLC (the “Sponsor”) has executed and delivered to the Company that certain Sponsor Support and Non-Redemption Agreement attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (a) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) not redeem any shares of PACI Capital Stock held by the Sponsor, in each case, pursuant to the terms and conditions of the Sponsor Support Agreement;

WHEREAS, prior to the execution and delivery of this Agreement and as part of the Series A Investment (defined below), the Company Shareholders authorized the Company to issue up to a total of 6,000,000 shares of Company Series A-1 Preferred Stock (“Company Series A-1 Preferred Stock”) for a price per share of $10.00 per share;

WHEREAS, prior to the execution and delivery of this Agreement, the Company, certain Affiliates of the Sponsor and the holders of Company Convertible Securities were parties to that certain Series A Stock Purchase Agreement, pursuant to which, among other things, (a) Affiliates of the Sponsor invested $10 million in exchange for 1,000,000 shares of Company Series A-1 Preferred Stock of the Company, and (b) the Company Convertible Securities converted to shares of the newly created Series A-2 Preferred Stock (“Company Series A-2 Preferred Stock”) and Series A-3 Preferred Stock (“Company Series A-3 Preferred Stock” and together with the Company Series A-1 Preferred Stock and the Company, Series A-2 Preferred Stock, the “Company Series A Preferred Stock” and together with the Company Series Seed Preferred Stock, the “Company Preferred Stock”) (collectively, the “Series A Investment”);

WHEREAS, prior to the execution and delivery of this Agreement, (a) the Company Shareholders holding a majority of the shares of the Company Common Stock issued and outstanding, which included a majority of the shares of the Company Series A-1 Preferred Stock (the “Requisite Common and A-1 Holders”), (b) the Company Board, and (c) the Company Shareholders holding a majority of the Company Common Stock held by Key Holders (as that term is defined in that certain Voting Agreement, dated as of July 21, 2023) (the “Requisite Key Holders” and together with the Requisite Common and A-1 Holders, the “Requisite Holders”) voting as a separate class, determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the Requisite Holders, and authorized and approved the execution, delivery and performance by the Company and its authorized officers of this Agreement and the transactions contemplated herein (collectively, such approvals by the Requisite Holders, the “Company Shareholder Approval”;

WHEREAS, the PACI Board has unanimously (a) determined that this Agreement and the transactions contemplated hereby, are advisable, fair to, and in the best interests of, PACI and the PACI Shareholders, (b) approved this Agreement and the documents contemplated hereby that PACI is or will be a party to and the transactions contemplated hereby and thereby, (c) declared it advisable for PACI to enter into this Agreement and the other documents contemplated hereby that PACI is or will be a party to, and (d) recommended the approval of this Agreement and the other documents contemplated hereby that PACI is or will be a party to by PACI Shareholders;

WHEREAS, PACI, as sole equity holder of Merger Sub, will approve this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and will declare it advisable for Merger Sub to enter into this Agreement and the other documents contemplated hereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, PACI shall provide an opportunity to PACI Shareholders to have their outstanding PACI Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and PACI’s Organizational Documents in connection with obtaining the PACI Shareholder Approval;

WHEREAS, (a) PACI and the Sponsor entered into a Registration and Stockholder Rights Agreement dated November 30, 2021 (the “RSRA”), (b) PACI, Sponsor and certain of PACI’s officers, directors, and Affiliates entered into that certain letter agreement dated November 30, 2021 (the “Insider Letter”);

WHEREAS, at the Closing, Sponsor, PACI, and certain other parties thereto shall enter into an amended RSRA (the “Amended RSRA”) substantially in the form attached hereto as Exhibit B, which shall be effective as of the Closing;

WHEREAS, at the Closing, PACI, the Sponsor, certain stockholders of the Company, and certain other parties thereto shall enter into a Lock-Up Agreement substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), which shall be effective as of the Closing and, in connection with the execution of the Lock-Up Agreement, the parties to the Insider Letter desire to terminate the Insider Letter and replace it with  the Lock-Up Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub, and PACI are parties to such reorganization within the meaning of Section 368(b) of the Code and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration the sufficiency of which is hereby acknowledged by the Parties, the Parties intending to be legally bound hereby, agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1          Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any initiated or pending claim, complaint, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation, or investigation, by or before any Governmental Authority, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Aggregate Additional Series A-1 Investment Amount” means the sum of the purchase price paid to the Company for issuances of shares of Company Series A-1 Preferred Stock.

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options (other than Out-of-the-Money Company Options).

“Aggregate Merger Consideration” means a number of shares of PACI Class A Common Stock equal to the quotient obtained by dividing (a) the sum of the Base Purchase Price, the Aggregate Exercise Price, and the Aggregate Additional Series A-1 Investment Amount by (b) $10.00.

“Alternative Proposal” means, with respect to the Group Companies, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer, inquiry, proposal, or indication of interest (whether written or oral, binding or non-binding) relating to, in a single transaction or series of related transactions, a merger, consolidation, share exchange, business combination, sale of a material portion of the share capital, or a material portion of the assets, reorganization, recapitalization, liquidation, dissolution, or other similar transaction involving the sale or disposition, of any of the Group Companies.

“Ancillary Agreements” means: (a) the Sponsor Support Agreement; (b) the Confidentiality Agreement; (c) the Amended RSRA; (d) the Lock-Up Agreement; (e) the Subscription Agreements, if any; (f) the Employee Agreements; and (g) each other agreement, document, instrument, and certificate entered into in connection herewith or therewith for the purpose of effectuating the Transactions, and any and all exhibits and schedules hereto or thereto.

“Anti-Corruption Laws” means all applicable Laws prohibiting corruption, fraud, bribery, money laundering, inaccurate books and records, and inadequate controls, including the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and applicable Laws of countries implementing the OECD Convention on Combating Bribery of Foreign Officials.

“Base Purchase Price” means $190.0 million.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or any other plan, policy, program or agreement (including any employment, consulting, bonus, profit-sharing, compensation, pension, retirement, “401(k),” savings, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, executive compensation, commission, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, consultant, individual independent contractor, worker, or employee, in each case whether or not (i) subject to the Laws of the United States, (ii) in writing, (iii) formal or informal, or (iv) funded, but excluding in each case any statutory plan, program, or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Business Combination” has the meaning specified in Article Fifth of PACI’s Organizational Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York or Governmental Authorities in the United States are authorized or required by Law to close.

“Certificates of Merger” means the certificates of merger in the form required by each of DGCL and GBCC, respectively.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or Labor Organization, in each case to which any Group Company is party or by which it is bound.

“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained, or contributed to, or is required to be contributed to, by any Group Company for the benefit of any current or former director, officer, consultant, individual independent contractor, worker, or employee of any Group Company or his or her dependents or beneficiaries, or for which any Group Company has liability, contingent or otherwise.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock of the Company.

“Company Convertible Securities” means the convertible notes issued by the Company, in rounds designated by the Company as “CN-001” and “CN-002.”

“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Group Companies, including Personal Data, that are used by, or necessary to the business of, the Group Companies.

“Company Employee” means an employee of any Group Company.

“Company Financial Statements” means the (i) the audited consolidated balance sheet and consolidated statements of operations, comprehensive income, statements of equity and cash flows of the Company and its consolidated Subsidiaries for the twelve-month period ended December 31, 2021, (ii) the audited consolidated balance sheet and consolidated statements of operations, comprehensive income, statements of equity and cash flows of the Company and its consolidated Subsidiaries for the twelve-month period ended December 31, 2022, and (iii) the notes to the financial statements contained in (i) and (ii).

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1, the first, second and third sentences of Section 4.2, Section 4.3, Section 4.4 and Section 4.6.

“Company Incentive Plan” means the Aerago, Inc. 2021 Equity Incentive Stock Plan, as amended from time to time.

“Company Material Adverse Effect” means, solely with respect to the Group Companies, taken as a whole, any event, development, occurrence, state of facts, change, circumstance, or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, results of operations, or financial condition of the Group Companies, taken as a whole or (b) would reasonably be expected to prevent, materially delay, or materially impede the ability of the Company to consummate the Merger or any of the other Transactions.  Notwithstanding the foregoing, the following, alone or in combination with other Events, shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” under the foregoing clause (a): (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, or cyberterrorism; (iii) changes in conditions of the economic, business, financial, banking, capital, or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country or changes in exchange rates for the currencies of any countries or changes in prices of any security or market index or commodity or any disruption of such markets; (iv) the introduction of new Laws and any change in applicable Laws, GAAP, or any interpretation of the foregoing, in each case; (v) the taking of any action expressly required or expressly permitted by this Agreement or actions expressly required or expressly permitted to not be taken pursuant to this Agreement; (vi) any natural or man-made disaster, epidemic, pandemic (including by way of exemplar and without limitation, COVID-19), disease outbreak, public health emergency, or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (vii) any failure of the Group Companies to meet any projections or forecasts; (viii) any Events generally applicable to the industries or markets in which any of the Group Companies operate, including increases in the cost of products, supplies, material, or other goods purchased from third-party suppliers; (ix) the execution or announcement of this Agreement and pendency or consummation of the Transactions, or any termination of, reduction in, or similar adverse impact (in each case, to the extent attributable to such execution, announcement, or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners, or employees of any Group Company; (x) any action or inaction taken by, or at the written request or with the written approval or consent of, PACI or Merger Sub; or (xi) any Event that is expressly disclosed on the Company Disclosure Letter.  Any event referred to in clause (xi) shall not prevent a determination that any Event occurring, discovered, or that becomes known (including any worsening of any such Event disclosed in the Company Disclosure Letter) after the date hereof in connection with any such Event disclosed in the Company Disclosure Letter constitutes a Company Material Adverse Effect. Any Event referred to in clauses (i) through (iv) and (vi) through (viii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations, or financial condition of the Group Companies, taken as a whole, relative to similarly situated companies in the industry in which the Group Companies operate, but only to the extent of such disproportionate effect on the Group Companies, taken as a whole.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable.

“Company Owned IP” means any Intellectual Property that is owned or purported to be owned, in whole or in part, by the Group Companies.

“Company Privacy Policies” means any published past or present data protection, data usage, and privacy policies of the Group Companies.

“Company RSAs” means all outstanding restricted stock agreements relating to shares of Company Common Stock immediately prior to the Closing under any Company Benefit Plan.

“Company Shareholder Approval” has the meaning as set forth in the recitals.

“Company Series Seed Preferred Stock” means the shares of preferred stock, par value $0.001 per share, designated as “Series Seed Preferred Stock” in the Company’s Organizational Documents.

“Company Shareholder” means a holder of Company Capital Stock.

“Company Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions, or other amounts incurred by or on behalf of, and that are paid or payable by, any Group Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, or the consummation of the Transactions or the Company’s or any of its Subsidiaries’ pursuit of the Transactions, including: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees, and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers; and (b) any other reasonable and documented out-of-pocket fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions.

“Confidentiality Agreement” means that Confidentiality Agreement, dated May 8, 2023, between the Company and PACI.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, purchase orders, licenses, indentures, or other similar instrument or obligation to which the party in question is a party.

“COVID-19” means SARS-CoV-2 or COVID-19, which was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020, and any evolutions or mutations thereof (including any related strains or sequences), or any related or associated epidemics, pandemics, disease outbreaks, or public health emergencies.

“COVID-19 Action” means an inaction or action by a Group Company, including the establishment of any policy, procedure, or protocol in response to COVID-19 or any COVID-19 Measures, that are (i) consistent with the reasonable actions taken by such Group Company in response to COVID-19 prior to the date of this Agreement, (ii) materially consistent with how a similarly situated business, in the industries or the locations in which the Group Companies operate, would reasonably act or refrain from acting, or (iii) approved in advance, in writing, by PACI.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety, or similar Law, directive, guidelines, or recommendations promulgated by any industry group or Governmental Authority in connection with or in response to COVID-19.

“CST” means Continental Stock Transfer & Trust Company.

“Data Processor” means a natural or legal Person, Governmental Authority, or other body that Processes Personal Data on behalf of or at the direction of any Group Company.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or PACI Disclosure Letter.

“Employee Agreements” means the written agreements entered into at Closing, by and between PACI, the Surviving Company, and each Key Employee, in a form to be mutually agreed upon between PACI, the Company, and the respective Key Employee.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or human health and safety (with respect to exposure to Hazardous Materials), including Laws relating to the handling, manufacturing, processing, disposal, recycling, remediation, monitoring, labeling, use, generation, transportation, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with any Group Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Ratio” means the number obtained by dividing (a) the Aggregate Merger Consideration, by (b) the Partially Diluted Company Capitalization.

“Fraud” means the actual and intentional common law fraud with respect to the making by a Party of the representations and warranties pursuant to Article IV or Article V (as applicable).  Without limiting any of the other elements for establishing common law fraud, including, without limitation, reasonable or justifiable reliance by the other Party on such representations and warranties, actual and intentional fraud of a Party shall only be deemed to exist if any of the individuals included on Section 1.1(a) of the Company Disclosure Letter (in the case of the Group Companies) or Section 1.1 of the PACI Disclosure Letter (in the case of PACI or Merger Sub) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Person pursuant to, in the case of the Group Companies, Article IV as qualified by the Company Disclosure Letter and subject to Section 11.11, or, in the case of PACI or Merger Sub, Article V as qualified by the PACI Disclosure Letter and subject to Section 11.11, were actually breached when made, with the express intention that the other Party to this Agreement rely thereon to its detriment.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Official” means any (a) official or employee of a Governmental Authority, including elected officials, (b) private person acting on behalf of a Governmental Authority, even if only temporarily, (c) candidate for political office, (d) political party official, (e) official or employee of a state-owned entity, or (f) official, employee, or representative of public international organizations, such as the World Bank or the United Nations.

“Governmental Approvals” means any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent, or submission required to be made or obtained under applicable Laws, including Title 49 of the United States Code or under any regulation, rule, order, notice, or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”).

“Governmental Authority” means any federal, state, provincial, municipal, local, or foreign (a) government or governmental authority, (b) regulatory or administrative agency, (c) governmental commission, department, board, bureau, agency, or instrumentality, (d) court or tribunal, or (e) quasi-government authority organized by treaty or other agreement by and between two or more federal, state, provincial, municipal, local, or foreign governments or government authorities.

“Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, consent agreement, writ, stipulation, determination, or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means the Company and its direct and indirect Subsidiaries.

“Hazardous Material” means any (a) pollutant, contaminant, or chemical, (b) industrial, solid, liquid, or gaseous toxic or hazardous substance, material, or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyls, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances, (h) radioactive materials, and (i) any other substance, material, or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to any Person, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances, and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data and that includes administrative, technical, and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data.

“Intellectual Property” means all intellectual property and intellectual property rights of any kind and nature throughout the world in the following: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; (d) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); and (e) all applications and registrations, and any renewals, extensions, and reversions, for the foregoing.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, software, data, goods, and technology, including, but not limited to, those Laws under the authority of the United States Department of Commerce, the United States Department of State, the United States Customs and Border Protection, the United States Department of Homeland Security, the United States Department of the Treasury, the International Traffic in Arms Regulations, the Arms Export Control Act, any other export or import controls administered by any agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries, relating to the same subject matter as the United States Laws described above.

“Intervening Event” means any material fact, circumstance, occurrence, event, development, change, or condition or combination thereof that (a) was not known and was not reasonably foreseeable to PACI or the PACI Board as of the date of this Agreement, or if known, the consequences of which were not known or were not reasonably foreseeable as of the date of this Agreement, and that becomes known to the PACI or PACI Board prior to the PACI Shareholders’ Meeting, and (b) does not relate to any Business Combination Proposal; provided, however, that (1) any change in the price or trading volume of PACI Class A Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred, provided that the underlying factors may be taken into account; (2) in no event shall any fact, circumstance, occurrence, event, development, change, or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business, results of operations, or financial condition of any of the Group Companies constitute an Intervening Event unless such event, fact, circumstance, or development constitutes a Company Material Adverse Effect; and (3) any Group Company meeting, failing to meet, or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred, provided that the underlying factors may be taken into account.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means United States Internal Revenue Service.

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network, and other data communications or information technology equipment, owned, leased, or used by any Group Company in the conduct of its business.

“Key Employee” means each of Matthew Liotta, Nicholas Cooper, Keith Rabin, Michael Prachar, and Steven Drucker.

“Knowledge of Company” means the actual knowledge of the individuals identified in Section 1.1(a) of the Company Disclosure Letter have after reasonably inquiry of their direct internal reports.

“Knowledge of PACI” means the actual knowledge of the individuals identified in Section 1.1 of the PACI Disclosure Letter have after reasonably inquiry of their direct internal reports.

“Law” means any statute, act, law, including principles of common law, constitution, treaty, code, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all real property leased, licensed, occupied, or subleased by any Group Company.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, exemptions, certifications, or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, encroachments, easements, security interests, options, title defects, restrictions, rights of way, licenses, options, claims, or other liens of any kind whether consensual, statutory, or otherwise.

“National Exchange” means NYSE, the Nasdaq Stock Market LLC or a successor thereof that is a national securities exchange under Section 6 of the Exchange Act.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license meeting the Open Source Definition promulgated by the Open Source Initiative or the “free software definition” promulgated by the Free Software Foundation, or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license.

“Organizational Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate or articles of incorporation and bylaws.

“Out-of-the-Money Company Options” means any Company Option for which the exercise price per Company Share subject to the Company Option is equal to or greater than the Per Share Merger Consideration.

“PACI Board” means the Board of Directors of PACI.

“PACI Class A Common Stock” means the Class A Common Stock, par value $0.0001, of PACI as set forth in the PACI Certificate of Incorporation.

“PACI Class B Common Stock” means the Class B Common Stock, par value $0.0001, of PACI as set forth in the PACI Certificate of Incorporation.

“PACI Capital Stock” means PACI Common Stock plus preferred stock authorized by the PACI Organizational Documents.

“PACI Common Stock” means PACI Class A Common Stock and PACI Class B Common Stock.

“PACI Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1, Section 5.2, Section 5.3, Section 5.14 and Section 5.15.

“PACI Material Adverse Effect” means, with respect to PACI and its Subsidiaries, taken as a whole, any Event that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, results of operations, or financial condition of PACI and its Subsidiaries taken as a whole or (b) would reasonably be expected to prevent, materially delay, or materially impede the ability of PACI to consummate the Merger or any of the other Transactions.  Notwithstanding the foregoing, the following, alone or in combination with other Events, shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a “PACI Material Adverse Effect” under the foregoing clause (a): (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, or cyberterrorism; (iii) changes in conditions of the economic, business, financial, banking, capital, or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country or changes in exchange rates for the currencies of any countries or changes in prices of any security or market index or commodity or any disruption of such markets; (iv) the introduction of new Laws and any change in applicable Laws, GAAP, or any interpretation of the foregoing, in each case; (v) the taking of any action expressly required or expressly permitted by this Agreement or actions expressly required or expressly permitted to not be taken pursuant to this Agreement; (vi) any natural or man-made disaster, epidemic, pandemic (including by way of exemplar and without limitation, COVID-19), disease outbreak, public health emergency, or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (viii) the execution or announcement of this Agreement and pendency or consummation of the Transactions, or any termination of, reduction in, or similar adverse impact (in each case, to the extent attributable to such execution, announcement, or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners, or employees of PACI (provided that this clause (viii) shall not apply to any representation and warranty contained in Section 5.3 to the extent that it purports to address the effect of this Agreement or any Ancillary Agreement or the Transactions (or the condition to Closing contained in Section 9.3(a) to the extent it relates to such representations and warranties)); (ix) any action or inaction taken by, or at the written request or with the written approval or consent of, the Company; or (x) any Event that is expressly disclosed on the PACI Disclosure Letter.  Any event referred to in clause (x) shall not prevent a determination that any Event occurring, discovered, or that becomes known (including any worsening of any such Event disclosed in the PACI Disclosure Letter) after the date hereof in connection with any such Event disclosed in the PACI Disclosure Letter constitutes a PACI Material Adverse Effect.

“PACI Private Warrant” means those warrants that were purchased by Sponsor in a private placement that occurred simultaneously with the completion of the IPO and are subject to the PACI Warrant Agreement, with each whole warrant exercisable for one share of PACI Class A Common Stock at an exercise price of $11.50.

“PACI Public Warrant” means those whole warrants that were issued to holders of the PACI Units upon separation of the PACI Class A Common Stock and one-half warrant and that are subject to the PACI Warrant Agreement, with each whole warrant exercisable for one share of PACI Class A Common Stock at an exercise price of $11.50.

“PACI Share Redemption” means the election of an eligible (as determined in accordance with PACI’s Organizational Documents) holder of PACI Class A Common Stock, to redeem all or a portion of the PACI Class A Common Stock held by such holder in accordance with the terms of PACI’s Organizational Documents and the Trust Agreement.

“PACI Shareholder Approval” means the approval of those Transaction Proposals identified in Section 8.2(b)(ii), in each case, by the requisite approval required under PACI’s Organizational Documents, the DGCL or any other applicable Law, in each case, at a PACI Shareholders’ Meeting.

“PACI Shareholders” means the shareholders of PACI as of any particular reference time.

“PACI Units” means units sold in the IPO, each unit consisting of one share of PACI Class A Common Stock and one-half of one warrant with each whole warrant exercisable for one share of PACI Class A Common Stock at an exercise price of $11.50.

“PACI Warrant Agreement” means the Warrant Agreement, dated November 30, 2021, between PACI and CST, as warrant agent.

“PACI Warrants” means the PACI Private Warrants and the PACI Public Warrants.

“Partially Diluted Company Capitalization” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Merger Eﬀective Time, (ii) issuable upon or subject to the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Eﬀective Time, or (iii) issuable upon the conversion of all shares of Company Preferred Stock pursuant to the Company’s Organizational Documents, in each case that are issued and outstanding immediately prior to the Merger Eﬀective Time and calculated on a treasury stock basis; provided that the shares of Company Common Stock  that are issuable upon the exercise any Out-of-the-Money Company Options shall not be counted for purposes of determining the Partially Diluted Company Capitalization.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (a) mechanics’, materialmen’s, and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP; (b) Liens for Taxes (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP; (c) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord Liens securing payments not yet due, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part; (d) zoning, building, entitlement, and other land use or environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property and are not violated in any material respect by the current use of the Leased Real Property by any of the Group Companies; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance, or other types of social security; (h) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by any of the Group Companies; (i) Liens that would be apparent from a physical inspection or current accurate survey of the Leased Real Property that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property; or (j) those Liens specifically identified on Section 1.1(j) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, or other entity of any kind.

“Personal Data” means (a) information relating to or reasonably capable of being associated with an identified or identifiable person; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“Privacy Requirements” means Laws and Contracts relating to the protection or Processing of Personal Data that are applicable to the Group Companies.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements).

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching, or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, equity holders, partners, employees, agents, and authorized representatives.

“Sanctioned Country” means at any time, a country or territory that is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Donetsk, Luhansk, and Crimea regions of Ukraine, Cuba, Iran, North Korea, Russia, and Syria).

“Sanctioned Person” means (a) any Person that is the target of any sanctions administered or enforced by: (i) the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) the United Nations Security Council; (iv) the European Union or any European Union member state; or (e) any other relevant sanctions authority, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic, and financial sanctions Laws administered, enacted, or enforced from time to time by (a) the United States (including OFAC, the Department of Commerce, and the Department of State), (b) the European Union or its member states, (c) the United Nations Security Council, (c) Her Majesty’s Treasury of the United Kingdom; or (e) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Security Incident” means any material unauthorized Processing of Company Data, any material unauthorized access to the Company’s IT Systems, or any incident that requires notification to any Person, Governmental Authority, or any other entity under Privacy Requirements.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which at least forty-nine percent (49%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, declaration, report, statement, information statement, or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns, and any schedules, attachments, amendments, or supplements of any of the foregoing.

“Taxes” means (i) any and all Federal, state, local, foreign, or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies, and other similar charges imposed by a Governmental Authority in the nature of a tax, as well as any alternative or add-on minimum or estimated taxes, and including any interest, penalty, or addition thereto; and (ii) any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement, or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Transactions” means, collectively, the Merger, the PIPE Investment, and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in final, proposed, or temporary form.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 30, 2021, between PACI and CST, as “Trustee”, including any amendments thereto.

“U.S.” means the United States of America.

“Unpaid PACI Expenses” means the aggregate amount of fees, expenses, commissions, or other amounts that have been incurred by or on behalf of, and that are due and payable by, PACI or the Sponsor prior to the Merger Effective Time and that are unpaid as of immediately prior to the Closing, including in connection with (a) any deferred underwriting commissions, (b) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, underwriters, consultants, or other agents or service providers of PACI, (c) obligations owed by PACI to the Sponsor or any of its Affiliates, (d) the evaluation, consideration, negotiation, preparation, or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby or thereby, including the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of PACI, (e) any Transfer Taxes, (f) any outstanding Working Capital Loans, or (g) any other fees, expenses, commissions, or other amounts that are expressly allocated to PACI or the Sponsor pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Unpaid PACI Expenses shall not include any Company Transaction Expenses, or any expenses first accrued or incurred by the Surviving Corporation after the Merger Effective Time even if necessary to perfect the Merger or the Transactions.

“Working Capital Loans” means any loan made to PACI by the Sponsor, any of PACI’s officers or directors, or any Affiliates of any of the foregoing, for the purpose of financing PACI working capital or extension costs, including costs incurred in connection with a Business Combination.

Section 1.2          Construction.

(a)         Unless the context of this Agreement otherwise indicates or requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Exhibit, or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any Law means the Law as amended, modified, codified, replaced, or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures, and any interpretations promulgated thereunder; (ix) references to amounts of currency, including “Dollars” or “$” are references to United States Dollars unless otherwise indicated; and (x) the words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that the material was (A) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or (B) if applicable, available to such Party in the electronic data room hosted by the providing Party in connection with the Transactions at least one Business Day prior to the date of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

(b)       Unless the context of this Agreement otherwise requires: (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents, or instruments herein defined (excluding any agreements, documents, or instruments disclosed in the Disclosure Letters) mean agreements, documents, or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(c)          Whenever this Agreement refers to a number of days, the number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating the period shall be excluded, and if the last day of the period is not a Business Day, the period shall end on the immediately following Business Day.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)        The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)         Notwithstanding anything to the contrary contained in this Agreement, when used herein, “ordinary course of business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, or (b) any COVID-19 Action taken by such Person.

ARTICLE II
CLOSING TRANSACTIONS

Section 2.1          Redemption. Promptly after the Merger Effective Time, PACI shall cause the Trustee to make any payments out of the Trust Account that are required to be made by PACI in connection with the PACI Share Redemption.

Section 2.2          The Merger.

(a)        At the Merger Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the GBCC, as applicable, (i) Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation of the Merger and as a direct, wholly-owned Subsidiary of PACI (hereinafter, the Company after the Merger Effective Time is referred to as the “Surviving Corporation”), and (ii) the separate corporate existence of Merger Sub shall cease.

(b)        The Merger shall become effective at the time specified in the Certificates of Merger, as PACI and the Company mutually agree (the “Merger Effective Time”).

(c)         At the Merger Effective Time, the effect of the Merger shall be as provided in the DGCL and the GBCC, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time and thereafter, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall be thereafter the property of the Surviving Corporation, and all debts, liabilities, and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

(d)        The Organizational Documents of the Merger Sub as in effect immediately prior to the Merger Effective Time shall, at the Merger Effective Time, be the Organizational Documents of the Surviving Corporation, with such changes as the Parties mutually agree to be required to reflect the Company’s governance under the GBCC, until thereafter amended as provided by applicable Law and the Organizational Documents.

(e)        The oﬃcers and directors of the Company as of immediately prior to the Merger Eﬀective Time shall be the oﬃcers and directors of the Surviving Corporation from and after the Merger, to hold office in accordance with the Organizational Documents of the Surviving Corporation.

Section 2.3         PIPE Investment. No later than the Merger Effective Time, the PIPE Investment, if any, shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements, if applicable.

Section 2.4        Closing. In accordance with the terms and subject to the conditions of this Agreement, the consummation of the PIPE Investment and the closing of the Merger (the “Closing”) shall take place by electronic delivery of documents in portable document format (PDF), all of which will be deemed to be originals, at a time to be agreed by the Parties on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or, if the day after such date is not a Business Day, the next Business Day with respect to which the immediate next day is a Business Day, or such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5          Closing Deliverables; Closing Transactions.

(a)          At or prior to the Closing, the Company will deliver or cause to be delivered to PACI:

(i)          a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), and Section 9.2(c) have been fulfilled;

(ii)        the Amended RSRA, executed by the stockholders of the Company that are a party thereto;

(iii)        the Lock-Up Agreement, executed by the Company Shareholders party thereto;

(iv)       in form and substance reasonably satisfactory to PACI, a certificate on behalf of the Company dated no more than 30 days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(v)         All third-party consents required to be obtained in connection with the Transactions, including those set forth on Section 6.8 of the Company Disclosure Letter.

(b)          At or prior to the Closing, PACI will deliver or cause to be delivered to the Company:

(i)          a certificate signed by an officer of PACI, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;

(ii)        the Sponsor Support Agreement, executed by the Sponsor;

(iii)       the Amended RSRA, executed by PACI, the Sponsor, and the other shareholders of PACI party thereto;

(iv)        the Lock-Up Agreement, executed by PACI and the other shareholders of PACI party thereto;

(v)         the written resignations of the employees of PACI immediately prior to the Closing;

(vi)        the written agreement whereby any fees paid to members of the PACI Board and/or committees thereof shall not continue and be terminated at the Closing; and

(vii)      the written resignations of all the directors and oﬃcers of PACI not continuing in office after the Closing in accordance with the provisions of Section 8.5 effective as of the Merger Effective Time.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.1         Merger; Conversion of Securities. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, by virtue of the Merger and this Agreement:

(a)         Conversion of Merger Sub Interests. Without any action on the part of any Party, each share of common stock of Merger Sub issued and outstanding as of immediately prior to the Merger Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)          Conversion of Company Capital Stock.

(i)          Company Common Stock.  Subject to Section 3.6, the shares of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be, with respect to each Company Shareholder, canceled and converted into the right to receive the number of shares of PACI Class A Common Stock equal to (i) the number of shares of Company Common Stock (other than Excluded Company Capital Stock) held by such Company Shareholder as of immediately prior to the Merger Effective Time multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share, as set forth opposite such Company Shareholder’s name on the Payment Spreadsheet.  Notwithstanding the foregoing, Company Capital Stock held in the treasury of the Company shall automatically be canceled and shall cease to exist by virtue of the Merger and shall not constitute “Company Capital Stock” hereunder.  Any Dissenting Shares which are subject to Section 3.6 shall not be considered issued and outstanding Company Common Stock for purposes of this section (the “Excluded Company Capital Stock”);

(ii)        Company Preferred Stock.  The shares of Company Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (excluding Excluded Company Capital Stock) (on an as-converted to Company Common Stock basis) shall be, with respect to each Company Shareholder, cancelled and converted into the right to receive the number of shares of PACI Class A Common Stock equal to (i) the number of shares of Company Preferred Stock (other than Excluded Company Capital Stock) held by such Company Shareholder as of immediately prior to the Merger Effective Time (on an as-converted to Company Common Stock basis) multiplied by (ii) the Exchange Ratio, with the product rounded up to the nearest whole share, as set forth opposite such holder’s name on the Payment Spreadsheet.

(iii)       Notwithstanding anything in this Agreement to the contrary, no fractional shares of PACI Class A Common Stock shall be issued in the Merger.

Section 3.2          Company Options and Company RSAs.

(a)        The Company shall have taken all required action so that, as of the Merger Effective Time, each Out-of-the-Money Company Option that is outstanding immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be, without any action on the part of any Party, the holder of that Out-of-the-Money Company Option, or any other Person, cancelled as of immediately prior to the Merger Effective Time, with no consideration payable therefor.

(b)        Each Company Option (other than Out-of-the-Money Company Options) that is outstanding as of immediately prior to the Merger Eﬀective Time shall be assumed by PACI (the “Assumed Options”).  Each Assumed Option shall continue to have, and be subject to, the same terms and conditions that applied to the corresponding Company Option (including with respect to vesting criteria, but subject to any action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting) as in effect immediately prior to the Merger Effective Time, except that (i) the Assumption Options shall be exercisable solely for shares of PACI Class A Common Stock, (ii) the number of shares of PACI Class A Common Stock subject to each such Assumed Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Merger Effective Time, multiplied by (B) the Exchange Ratio, with any resulting fractional share rounded down to the nearest whole number, and (iii) the exercise price per share of each Assumed Option shall be equal to the quotient obtained by dividing (A) the exercise price per share of the corresponding Company Option in effect immediately prior to the Merger Effective Time by (B) the Exchange Ratio, with any resulting fractional cent rounded up to the nearest whole cent.  The assumption of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such assumption will not constitute a “modification” of Company Options for purposes of Section 409A or Section 424 of the Code.

(c)         Each of PACI and the Company (and their respective board of directors) shall take all necessary actions to (i) eﬀect the treatment of Company Options pursuant to this Section 3.2 in accordance with the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, and the applicable award agreements and to ensure that, from and after the Closing, holders of Company Options have no rights with respect thereto other than those provided in this Section 3.2 and (ii) as of the Merger Effective Time, effect PACI’s adoption of the A&R Company Incentive Plan, with such amendments as PACI and the Company deem necessary, advisable and appropriate.

(d)        Each Company RSA outstanding immediately prior to the Merger Effective Time shall be assumed by PACI.  Each Company RSA shall continue to have, and be subject to, the same terms and conditions that applied to the corresponding Company RSA (including with respect to vesting criteria, but subject to any action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting) as in effect immediately prior to the Merger Effective Time, except that (i) the shares subject to the Company RSAs shall be PACI Class A Common Stock and (ii) the number of shares of PACI Class A Common Stock subject to each such Company RSA shall be equal to the product of (A) the number of shares of Company Common Stock subject to the corresponding Company RSA immediately prior to the Merger Effective Time, multiplied by (B) the Exchange Ratio, with any resulting fractional share rounded down to the nearest whole number.

Section 3.3      Payment Spreadsheet. Not less than five Business Days prior to the Closing Date, the Company shall deliver to PACI  a schedule (the “Payment Spreadsheet”) setting forth the allocation of the Aggregate Merger Consideration among (1) the holders of Company Common Stock, and (2) the holders of Company Preferred Stock, in each case, in accordance with the terms of such securities and this Agreement, prepared in good faith by the Company, and in a form and substance reasonably satisfactory to PACI and accompanied by documentation reasonably satisfactory to PACI.  The Company shall provide PACI with reasonable access to the relevant books, records, and personnel of the Company to enable PACI to review the Payment Spreadsheet. The Company shall consider all reasonable comments of PACI and its representatives in good faith and the parties shall make such amendments to the Payment Spreadsheet as the parties may mutually and in good faith agree. The allocations and calculations set forth in the Payment Spreadsheet (as may be amended in accordance with the preceding sentence) shall, to the fullest extent permitted by applicable Law, be binding on all parties hereto and be used by PACI for purposes of issuing all consideration in accordance with this Agreement, absent manifest error. In issuing all consideration pursuant to this Article III, PACI and Merger Sub shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 3.4          Exchange Procedures.

(a)        No later than five Business Days prior to the Closing Date, PACI shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent in connection with delivering the Aggregate Merger Consideration to the applicable Persons in the manner contemplated by Section 3.1 (in connection with the Merger) and shall enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company. At or before the Merger Effective Time, PACI shall issue and deposit with the Exchange Agent the Aggregate Merger Consideration to be issued or paid by PACI pursuant to Section 3.1.

(b)         As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event within ten Business Days following the date of such declaration, PACI shall cause the Exchange Agent to send to each record holder of shares of Company Capital Stock entitled to receive consideration pursuant to Section 3.1 a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Capital Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as PACI and the Company may reasonably specify) for use in such exchange.

(c)         Promptly following the date that is one year after the Merger Eﬀective Time, PACI shall instruct the Exchange Agent to deliver to PACI all documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the consideration contemplated by Section 3.1 or Section 3.2 that remains unclaimed shall be returned to PACI, and any Person entitled to consideration pursuant to Section 3.1 and Section 3.2 as applicable, that has not exchanged its shares of Company Capital Stock for an applicable portion of the consideration contemplated by Section 3.1 or Section 3.2 (as applicable) in accordance with this Section 3.3 prior to the date that is one year after the Merger Eﬀective Time, may transfer such shares of Company Capital Stock to PACI and (subject to applicable abandoned property, escheat, and similar Laws) receive in consideration therefor, and PACI shall promptly deliver, such applicable portion of the consideration contemplated by Section 3.1 without any interest thereupon. None of PACI, the Company, the Surviving Corporation, the Exchange Agent, or any Subsidiary or Affiliate of any of the foregoing shall be liable to any Person in respect of any of the consideration contemplated by Section 3.1 that is delivered to a public oﬃcial pursuant to and in accordance with any applicable abandoned property, escheat, or similar Laws. If any such shares of Company Capital Stock shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of PACI, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.5        Withholding. Notwithstanding any other provision to this Agreement, PACI, the Company, the Exchange Agent, and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any consideration payable in cash or otherwise pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by PACI, the Company, the Exchange Agent, or their respective Affiliates or other Persons making payments on their behalf, as applicable).  Notwithstanding the foregoing, PACI shall use commercially reasonable eﬀorts to provide the Company with at least ten days prior written notice of any amounts that it intends to deduct or withhold (together with any legal basis therefor and method of calculation) in connection with the payment of the consideration payable pursuant to Section 3.1 or Section 3.2 (other than any compensatory payments to be made pursuant to this Agreement or backup withholding), shall use commercially reasonable efforts to provide the applicable holder of Company Capital Stock a reasonable opportunity to provide documentation establishing exemptions from or reductions of such deductions or withholdings, and shall reasonably cooperate with the Company to reduce or eliminate any applicable deductions or withholding.  To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Group Companies in connection with the Merger treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.6         Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Company Merger Eﬀective Time and held by a holder who has not voted in favor of adoption of this Agreement, waived its appraisal rights, or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 1302 of the GBCC (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the GBCC with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1, but instead shall be entitled to only such rights as are granted by Section 1302 of the GBCC. If, after the Company Merger Eﬀective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 1302 of the GBCC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1302 of the GBCC, such shares of Company Common Stock shall be treated as if they had been converted as of the Merger Eﬀective Time into the right to receive the applicable portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide PACI written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Merger Eﬀective Time that relates to such demand.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except as set forth in the disclosure letter delivered to PACI and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to PACI and Merger Sub as follows:

Section 4.1         Organization. As of the date of this Agreement, the Company is a corporation incorporated, existing, and in good standing under the Laws of the State of Georgia and has the requisite corporate power and authority to own, lease, or operate all of its properties and assets and to conduct its business as it is now being conducted. The Company has made available to PACI true, correct, and complete copies of the Organizational Documents of the Company as amended and in effect as of the date of this Agreement. The Company is licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2         Subsidiaries and Other Group Companies. A complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation, formation, or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been incorporated, formed, or organized and are existing and (to the extent such concept exists in the jurisdiction in which such entity is incorporated, formed, or organized) in good standing under the Laws of their jurisdiction of incorporation, formation, or organization and have the requisite power and authority to own, lease, or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct, and complete copies of the Organizational Documents, as amended and in effect as of the date of this Agreement, of each Subsidiary of the Company and each other Group Company set forth on Section 4.2 of the Company Disclosure Letter have been previously made available to PACI by or on behalf of the applicable Group Company. Each Subsidiary of the Company is licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3          Authorization.

(a)      Each Group Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which each Group Company is a party contemplated hereby and the consummation of the Transactions have been authorized and approved by the Board of Directors (or equivalent thereof) of such Group Company, and, except for the Company Shareholder Approval, no other corporate proceeding on the part of such Group Company is necessary to authorize this Agreement and each Ancillary Agreement to which such Group Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which any Group Company is a party contemplated hereby will be, executed and delivered by such Group Company, and this Agreement constitutes, and on or prior to the Closing, each Ancillary Agreement to which such Group Company is a party contemplated hereby will constitute, a legal, valid, and binding obligation of such Group Company (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, authorized, executed, and delivered by the other parties thereto), as applicable, enforceable against such Group Company, in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         On or prior to the date of this Agreement, the Board of Directors of the Company has adopted resolutions (i) determining that this Agreement and each Ancillary Agreement to which the Company is a party contemplated hereby and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) authorizing and approving the execution, delivery, and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party contemplated hereby and the consummation of the Transactions. No other corporate action is required on the part of the Company or its equity holders to enter into this Agreement or each Ancillary Agreement to which the Company is a party contemplated hereby or to approve the Transactions, other than the Company Shareholder Approval.

Section 4.4         No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.5, the execution and delivery by the Group Companies of this Agreement and each Ancillary Agreement to which any such Group Company is a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Organizational Documents of such Group Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to such Group Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any Contract listed on Section 4.12(a) in the Company Disclosure Letter to which such Group Company is a party or is bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Group Company, except, in the case of each of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of PACI and Merger Sub contained in this Agreement, no consent, waiver, approval, or authorization of, or designation, declaration, or filing with, or notification to, any Governmental Authority or other Person is required on the part of any Group Company with respect to any such Group Company’s execution or delivery of this Agreement or the consummation by such Group Company of the Transactions, except for: (i) applicable requirements of the HSR Act or any similar requirements under applicable foreign Laws or any other Governmental Approvals applicable to the Transactions, (ii) the filing of the Certificates of Mergers in accordance with the DGCL and GBCC, respectively, (iii) applicable requirements for securities Laws, and (iv) as otherwise disclosed in Section 4.5 of the Company Disclosure Letter.

Section 4.6          Capitalization of the Company.

(a)        As of the date of this Agreement, the authorized share capital of the Company consists of (x) 26,249,929 shares of Company Common Stock, of which 7,316,674 are issued and outstanding and (y) 15,359,488 shares of Company Preferred Stock, of which 3,981,236 are designated as Company Series Seed Preferred Stock of which 3,981,236 are issued and outstanding, 6,000,000 are designated as Company Series A-1 Preferred Stock of which 1,000,000 are issued and outstanding, 3,327,624 are designated as Company Series A-2 Preferred Stock of which 3,327,624 are issued and outstanding and 2,050,628 are designated as Company Series A-3 Preferred Stock of which 2,050,628 are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold, and issued in compliance in all material respects with applicable Law, including Federal and state securities Laws, and all applicable requirements set forth in (A) Company’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under Company’s Organizational Documents); and (iv) are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under applicable Law or any Contracts to which the Company is a party or otherwise bound, except for, in each case of this clause (iv), as set forth in the Company’s Organizational Documents. The rights and privileges of each class of the Company Capital Stock are as set forth in the Company’s certificate of incorporation that is currently in effect.

(b)        As of the date of this Agreement, there are 2,724,293 shares of Company Common Stock reserved for issuance under the Company Incentive Plan, as the same may be adjusted by the A&R Company Incentive Plan. Of such reserved shares of Company Common Stock, 400,523 shares have been issued pursuant to restricted stock purchase agreements and/or exercises of vested options, and 2,075,069 Company Options to purchase shares of Company Common Stock have been granted and are currently outstanding. The Company has provided to PACI, prior to the date of this Agreement, a true, correct, and complete list of each current or former employee, consultant, or director of any Group Company and any other Person who, as of the date of this Agreement, holds a Company Option, including the type of Company Option, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, expiration date and, if applicable, the exercise price thereof.  All shares of Company Common Stock issuable upon exercise of Company Options have been duly reserved for issuance by the Company, and upon issuance of such shares in accordance with the terms of the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, shall be duly authorized, validly issued and fully paid and nonassessable and shall not have been issued in violation of or be subject to any purchase option, call option, right of first refusal or other preemptive or similar rights.  The exercise price of each outstanding Company Option, as listed in the applicable Option Agreement, is not less than the price of a share of Company Common Stock as determined on the date of grant of such Company Option.

(c)        Except as otherwise set forth in Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” rights, puts, warrants, rights, or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual, or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or the value of which is determined by reference to shares of the Company Common Stock or other equity interests of the Company, and there are no voting trusts, proxies, or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem, or otherwise acquire any shares of Company Capital Stock or other equity interests of the Company.

Section 4.7          Capitalization of Subsidiaries.

(a)      The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter (i) have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable; and (ii) have been oﬀered, sold, and issued in compliance with the Organizational Documents of the applicable Subsidiary of the Company, and, in all material respects, with applicable Law.

(b)         Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns, directly or indirectly, of record and beneficially all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under the applicable Organizational Documents).

(c)        Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights, or other securities (including debt securities) exercisable or exchangeable for any capital stock or other securities of any Subsidiary of the Company set forth on Section 4.2 of the Company Disclosure Letter, any other commitments, calls, conversion rights, rights of exchange, or privilege (whether pre-emptive, contractual, or by matter of Law), plans, or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiary or the value of which is determined by reference to shares or other equity interests of such Subsidiary of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary of the Company to issue, purchase, register for sale, redeem, or otherwise acquire any of its capital stock.

Section 4.8          Financial Statements.

(a)         The Company Financial Statements (i) present fairly, in all material respects, the state and the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, and (iv) when delivered by the Group Companies for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, (w) will present fairly, in all material respects, the state and the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (x) will be prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, (y) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (z) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and in each case will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. True, correct, and complete copies of the Company Financial Statements are set forth on Section 4.8(a) of the Company Disclosure Letter.

(b)        Except as set forth on Section 4.8(a) of the Company Disclosure Letter, the Company (including, to the Knowledge of the Company, any employee, or independent auditor thereof) has not identified or been made aware of (i) any significant deficiency in the system of internal accounting controls utilized by the Company, (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9         No Undisclosed Liabilities. Group Companies have no liabilities or obligations that would be required to be reflected or reserved against in the Company Financial Statements prepared in accordance with GAAP, except for those liabilities or obligations (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred by Group Companies in connection with the negotiation, preparation, or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (e) arising under the terms of any Contract binding upon the Group Companies other than as a result of breach thereof, or (f) which would not have a Company Material Adverse Effect.

Section 4.10        Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no pending or, to the Knowledge of the Company, threatened Actions against any Group Company (“Legal Proceedings”); and (b) there is no outstanding Governmental Order imposed upon any Group Companies, nor any of their properties or assets, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.11        Legal Compliance.

(a)         No Group Company is, or for the past three years has been, (i) in violation of any Laws applicable to such Group Company, including all applicable Laws prescribed or administered by the FAA and DOT under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code; (ii) subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any such Laws; and (iii) cited by the FAA or DOT for any discrepancies or violations during inspections or audits, except, in each case, as such violations would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Each Group Company holds all Licenses necessary under applicable Laws for the conduct of their respective businesses as currently conducted and to own, lease, or operate their respective properties which Licenses are valid and in full force and effect and as to each Group Company, are, and for the past three years have been, in compliance with the terms of such Licenses, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        For the past three years, no Group Company nor, to the Knowledge of the Company, any of the respective officers, directors, or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any applicable Laws, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         Except as would not have a Company Material Adverse Effect, each Group Company and, to the Knowledge of the Company, each other Person in which a Group Company holds an equity interest, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, takeoff and landing authorizations, clearances, and orders of any Governmental Authority necessary for such Group Company to operate its air transportation as currently conducted, and to own, lease, and operate its properties and to carry on its business (the “Company Aviation Permits”). The use and operation by each Group Company of its properties and the conduct of its business comply with the requirements and conditions of all Company Aviation Permits, including all applicable operating certificates and authorities, common carrier obligations, and airworthiness directives, except where the failure to comply would not have a Company Material Adverse Effect.

(e)        To the Knowledge of the Company, no Group Company, in its capacity as a manager or member of a Person in which a Group Company holds an equity interest, has taken any actions which caused or would cause the representations set forth in Sections 4.11(a) through (d) to be untrue as if the representations set forth in Sections 4.11(a) through (d) were made by the entities in which a Group Company holds an equity interest, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12        Contracts; No Defaults.

(a)         Section 4.12(a) of the Company Disclosure Letter contains a true, complete, and correct list of each of the following Contracts to which each Group Company is a party to or is bound by as of the date hereof, other than any Company Benefit Plan. True, correct, and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to PACI or its agents or Representatives, together with all amendments thereto.

(i)         Each Contract with any of the Group Companies’ top ten vendors based on aggregate dollars spent, collectively, by the Group Companies during the past two years;

(ii)        Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit, or financing agreement or instrument or other Contract for money borrowed, including any agreement or commitment for future loans, credit, or financing, in each case, in excess of $5,000,000;

(iii)        Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any Group Company, in each case, involving payments in excess of $10,000,000 annually in the aggregate, other than Contracts (A) for the purchase of a single aircraft, or (B) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)       Each lease or rental agreement, installment, and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property (excluding leases of Aircraft between Subsidiaries), with annual rents in excess of $5,000,000;

(v)        each Contract with a customer of any Group Company for the sale or license of products, or the performance of services, by any Group Company, in each case that provides for payment to the Company in excess of $5,000,000 annually;

(vi)         Each Real Property Lease with annual rents in excess of $5,000,000;

(vii)        Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses, or costs;

(viii)    Each material Contract (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents, and Organizational Documents) between any Group Company, on the one hand, and Affiliates of a Group Company, the officers, directors, stockholders, immediate family members, employees, and managers (or equivalents) of any Group Company, on the other hand, other than this Agreement and the documents contemplated hereby (collectively, the “Affiliate Agreements”);

(ix)        Each Contract containing covenants prohibiting or limiting the right of any Group Company to engage in or compete with any Person in any line of business in any respect that is material to a Group Company’s business;

(x)        Each Contract containing “most favored nation,” “exclusivity”, or similar provisions, in each case, other than any such Contract that may be cancelled without material liability to a Group Company upon 90 days’ notice or less;

(xi)         Each Contract pursuant to which any rights in Intellectual Property that are material to the business of the Group Companies, taken as whole, are (a) granted by any third party to a Group Company, (b) granted by any Group Company, or (c) developed by any Person for any Group. The foregoing shall not include (v) “shrink-wrap” and “click-wrap” licenses, and other non-exclusive licenses, in each case, for generally commercially available software that has not been materially customized for any Group Company’s use, including Open Source Licenses, (w) Contracts entered into in the ordinary course of business that contain only non-exclusive licenses of Intellectual Property that are incidental and ancillary to the primary purpose of the Contract, (x) non-disclosure agreements entered into in the ordinary course of business that do not transfer or license any rights in the Company Owned Intellectual Property, (y) Contracts with Company Employees, independent contractors, or consultants of any Group Company, which Contracts are entered into in the ordinary course of business, and (z) incidental trademark licenses in Contracts for marketing or advertising;

(xii)       Collective Bargaining Agreement with a labor union, works council, or other Labor Organization representing employees of a Group Company;

(xiii)      Each Contract granting to any Person (other than a Group Company) a right of first refusal, first offer, or similar preferential right to purchase or acquire equity interests in any Group Company or material assets of any Group Company businesses;

(xiv)      Each Company RSA and each Contract granting Company Options;

(xv)       any power of attorney granted by a Group Company (other than powers of attorney granted in connection with trademark registration filings or tax matter representations in the ordinary course of business);

(xvi)      each Contract for the employment, engagement or indemnification of any employee, consultant, independent contractor, director, advisor or agent, other than those Contracts terminable at will on notice of 30 days or less without any severance or other surviving obligation; and

(xvii)     Any authorization, commitment, or agreement, whether in writing or otherwise, to enter into any Contract of the type described in subsections (i) through (xii) of this Section 4.12(a).

(b)        Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as set forth on Section 4.12(b) of the Company Disclosure Letter, all of the Contracts listed on Section 4.12(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent the legal, valid, and binding obligations of the Group Company that is a party thereto and, to the Knowledge of the Company, represent the legal, valid, and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not have a Company Material Adverse Effect, (x) such Group Company has performed in all respects all respective material obligations required to be performed by it to date under such Contracts listed pursuant to Section 4.12(a), and no such Group Company, nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Contract, (y) during the last 12 months, no such Group Company has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by such Group Company or, to the Knowledge of the Company, any other party thereto, in each case, with or without notice or lapse of time or both (other than defaults which were non-material and have since been cured by the Company).

(c)         Except as would not have a Company Material Adverse Effect, all necessary and appropriate agreements to which a Group Company is a party for the operation of the Aircraft are in effect, including but not limited to operation, maintenance, support services, spare parts, crew training, and other vendors.

Section 4.13        Company Benefit Plans.

(a)        Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to PACI, to the extent applicable, true, and complete copies of (i) such Company Benefit Plan (or, if not written, a written summary thereof) and all plan documents, trust agreements, insurance Contracts, or other funding vehicles and all amendments thereto, (ii) the most recent determination, opinion, or advisory letter from the U.S. Internal Revenue Service relating to the tax-qualified status of such Company Benefit Plan, (iii) the two most recently filed annual reports (Form 5500 series), and (iv) the most recent summary plan description, including any summary of material modifications.

(b)        Except as set forth in Section 4.13(b) of the Company Disclosure Letter: (i) each Company Benefit Plan has been maintained, funded, operated, and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions or payments required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued for or paid in full when and as required to be paid pursuant to the terms of any such Company Benefit Plan; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)         No Group Company or any of their ERISA Affiliates has, at any time within the previous six years, maintained, been a participating employer in, contributed to, or had any liability (contingent or otherwise) with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), (ii) any other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), (iii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company or any of their ERISA Affiliates has, at any time within the previous six years, incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)         With respect to each Company Benefit Plan or any fiduciary or assets thereof, to the Knowledge of the Company, no actions, suits, or claims (other than routine claims for benefits in the ordinary course) are pending or threatened.

(e)      To the Knowledge of the Company, no Company Benefit Plan provides, or reflects or represents any obligation or liability of Group Companies or any of their respective Affiliates to provide, any welfare benefits (including retiree life insurance, retiree health benefits, or other retiree employee welfare benefits), whether or not insured, for any Person for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee or his or her beneficiary. No Group Companies or any of their ERISA Affiliates or any Company Benefit Plan has incurred any liability under sections 4971 through 4980H, 6055 or 6056 of the Code.

(f)         There has been no material prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to any Company Benefit Plan.

(g)        Notwithstanding any provision herein to the contrary, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code has at all times been in documentary and operational material compliance with Section 409A of the Code and all applicable guidance promulgated thereunder.

(h)       The per share exercise price of each Company Option was more than or equal to the fair market value of a share of Company Common Stock on the applicable grant date. Each outstanding Company Option has been authorized and issued by the Company Board pursuant to a Company Benefit Plan approved by the Company Board or Company Shareholders, as applicable.

(i)          Except as set forth on Section 4.13(i) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former employee, officer, or other individual service provider of any Group Company to any severance pay or any other compensation or benefits payable or to be provided by any Group Company (other than statutory severance or termination payments that are required solely by reason of applicable Law), (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation or benefits due any current or former employee, officer, or other individual service provider of any Group Company under any Company Benefit Plan, or (iii) result in any “excess parachute payment” under Section 280G of the Code to any service provider of the Group Companies.  No Company Benefit Plan provides for a Tax gross-up, make whole, or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code on any current or former employee, officer, or other individual service provider of the Company.

Section 4.14        Labor Relations; Employees.

(a)         Section 4.14(a) of the Company Disclosure Letter lists all management-level employees, including officers, actively employed by each Group Company, current annual salary, commission eligibility, bonus compensation eligibility, full/part time status, annual paid time off entitlement, balance of accrued and unused paid time off (as of the date hereof), balance of accrued and unused compensation time, as applicable (as of the date hereof), immigration status (citizenship and work authorization), date of hire, work location and job title.

(b)         (i) No Group Company is, or within the last three years has been, a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”) covering any Company Employee, (ii) no such Collective Bargaining Agreement is being, or within the last three years has been, negotiated by any Group Company with any Labor Organization, (iii) no Company Employee is, or within the last three years has been, represented by any Labor Organization with respect to their employment with any Group Company, as applicable, (iv) no Labor Organization has, or to the Knowledge of the Company, within the last three years has been, requested, or made a pending demand for recognition or certification or is seeking to organize or represent any of the Company Employees with respect to their employment with any Group Company, and (v) to the Knowledge of the Company, no Labor Organization is or within the last three years has attempted to organize Company Employees into one or more collective bargaining units.

(c)       In the three years prior to the date hereof, there has been no actual, pending, or, to the Knowledge of the Company, threatened unfair labor practice charge, interruptions of work, grievance, arbitration, labor strike, work slowdown, work stoppage, lockout, picketing, hand billing, or other labor dispute with respect to the Company Employees involving a Labor Organization or with respect to unionization or collective bargaining.

(d)         Each of the Group Companies is, and has been for the three years prior to the date hereof, in compliance in all material respects with all applicable Laws respecting labor and employment of the Company Employees, including, but not limited to, all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours, wage payment, employee record keeping, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt versus non-exempt status and employee versus independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, reasonable accommodations, equal employment opportunity and equal pay, terms and conditions of workers’ compensation, labor relations and collective bargaining, employee leave issues, and unemployment insurance. There is no pending or, to the Knowledge of the Company, threatened claim or investigation in respect of any such applicable Laws (including any employment discrimination charge or employment-related multi-claimant or class action claims).

(e)        Except as set forth on Section 4.14(e) of the Company Disclosure Letter, in the three years prior to the date hereof, no Group Company has received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board, National Mediation Board, or any other Governmental Authority against them, (ii) notice of any material complaints, grievances, or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances, or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit, or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.

(f)        In the three years prior to the date hereof, no Group Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., or any similar applicable Laws (collectively, the “WARN Act”) that remains unsatisfied.

Section 4.15        Taxes.  Except as set forth on Section 4.15 of the Company Disclosure Letter:

(a)         All material Tax Returns required to be filed by or with respect to the Group Companies have been timely filed (taking into account any applicable extensions) with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects, and all material Taxes of the Group Companies due and payable (whether or not shown on any Tax Return) for periods covered by the Company Financial Statements have been fully and timely paid (taking into account any applicable extensions).

(b)         Each Group Company has withheld from amounts owing to any employee, creditor, or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(c)         There are no Liens (other than Permitted Liens) for material Taxes upon the property or assets of the Group Companies.

(d)        To the Knowledge of the Company, no Action, deficiency, or proposed adjustment for any material amount of Tax due or payable by any Group Company has been asserted or assessed within the past three years by any Governmental Authority against any Group Company, and there are no ongoing or pending Actions of any Governmental Authority against a Group Company with respect to any material Taxes due or payable.

(e)         There are no waivers, extensions, or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of any Group Company, other than ordinary course extensions of time to file Tax Returns.

(f)          No written claim has been made by any Governmental Authority where a Group Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)        No Group Company has entered into any closing agreement or has requested or been the subject of any private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes, and no Group Company has executed a power of attorney with respect to any Tax that remains in force.

(h)         No Group Company has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code prior to the date of this Agreement.

(i)        No Group Company is liable for Taxes of any other Person not a Group Company under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Tax Law or as a transferee or successor, or by customary commercial Contracts or Contracts entered in the ordinary course of business not primarily related to Taxes.

(j)         No Group Company has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(k)         No Group Company has knowingly taken or caused to be taken, or knowingly failed to take or cause to be taken, any action, and to the Knowledge of the Company, as of the date hereof, there are no facts or circumstances, that could reasonably be expected to prevent the Merger and the PIPE Investment from qualifying for the Intended Tax Treatment.

(l)          No Group Company is organized under the Laws of a country other than the United States.

(m)       No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Company Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 or any corresponding or similar provision of state or local Laws; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, or foreign Law or (vi) a “domestic use election” under Section 1503(d) of the Code or a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-8.

(n)         Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article IV shall relate to Tax matters, which are instead the subject of Section 4.13 and this Section 4.15 exclusively.

Section 4.16        Real Property.

(a)         Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)           the Company holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)          the Company has made available to PACI true, correct, and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to PACI.

(iii)        No party, other than the Group Companies, as applicable, has any right to use or occupy the Leased Real Property or any portion thereof, except for certain Leased Real Property leases that provide for access to aircraft hangar space as tenant-in-common with other lessees.

(iv)      No Group Company has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(v)        No Group Company, and to the Knowledge of the Company, any other party to thereto, is in material breach of or material default under any Real Property Leases.

(vi)         No Group Company has assigned, transferred, or pledged any interest in any of the Real Property Leases to which a Group Company may be a party.

(b)         The Company does not own any real property. No Group Company is obligated or bound by any options, obligations, or rights of first refusal or contractual rights to sell, lease, or acquire any real property except pursuant to the Real Property Leases.

Section 4.17        Intellectual Property.

(a)         Section 4.17(a) of the Company Disclosure Letter lists each item of Company Owned IP that is registered, issued, or applied-for with a Governmental Authority or other applicable registrar (“Company Registered Intellectual Property”). A Group Company is the sole and exclusive beneficial and, as applicable, record owner of all of the Company Owned IP, free and clear of all Liens other than Permitted Liens. All Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company is valid and enforceable, excluding any pending applications included in the Company Registered Intellectual Property.

(b)        To the Knowledge of the Company, no Group Company has, in the past three years, infringed, misappropriated, or otherwise violated and no Group Company is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any third Person. As of the date hereof, there is no Action pending to which a Group Company is a named party, or, to the Knowledge of the Company, threatened against a Group Company in writing, alleging that such Group Company infringes, misappropriates, or otherwise violates any Intellectual Property of any third Person, or challenging the scope, validity, ownership or enforceability of any Company Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property).

(c)      To the Knowledge of the Company, no third Person is infringing, misappropriating, or otherwise violating, and has not in the past three years infringed, misappropriated, or otherwise violated, any Company Owned IP, except for such infringements, misappropriations, or other violations that would not reasonably be expected to be material to the business of the Group Companies, taken as a whole.

(d)         Each Group Company takes commercially reasonable measures to protect the confidentiality of Trade Secrets included in the Company Owned IP including by requiring that Persons to whom any such Trade Secrets are or have been disclosed execute a written Contract that includes confidentiality provisions that are reasonably protective of such Trade Secrets. To the Knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material Trade Secrets included in the Company Owned IP to or by any Person.

(e)         To the Knowledge of the Company, all Persons who have participated in or contributed to the creation or development of any material Company Owned IP have executed written agreements pursuant to which such Person’s entire right, title, and interest in and to any such Company Owned IP has been assigned to a Group Company or the right, title, and interest in the Company Owned IP vested in a Group Company by operation of Law.

(f)        To the Knowledge of the Company, the IT Systems are (i) able to perform the information technology operations required to operate the business of the Group Companies as currently operated, and (ii) to the Knowledge of the Company, do not contain and have not been materially affected by, any virus, malware, worm, Trojan horse, or other disabling codes or instructions. No Group Company has experienced a material outage of the IT Systems during the past two years where such effects on the IT Systems have not been cured in all material respects. No Group Company has delivered, licensed, or made available to any escrow agent or other Person any source code that is material Company Owned IP except for disclosures to employees and independent contractors for Group Companies that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to the Group Companies. None of the Group Companies has any duty or obligation to deliver, license or make available the source code that is material Company Owned IP to any escrow agent or other Person.

(g)        The manner in which any software licensed under any Open Source License is incorporated into, linked to or called by, or otherwise combined or distributed with any software that is material Company Owned IP does not, according to the terms of the applicable Open Source License, obligate any Group Company to: (i) disclose, make available, offer or deliver all or any portion of any source code that is Company Owned IP to any third party, or (ii) create obligations for the Group Companies to grant, or purport to grant, to any third party any rights or immunities under any Company Owned IP.

Section 4.18       Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies or binders of property, fire, and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies, in each case as of the date of this Agreement, are in full force and effect, all premiums due and payable have been paid, no notice of cancellation or termination has been received by any Group Company with respect to any such policy, and no insurer has denied or disputed coverage of any material claim during the last 12 months (other than a customary reservation of rights notice).

Section 4.19        Privacy and Cybersecurity.

(a)      Each Group Company and, with respect to the Processing of Company Data and to the Knowledge of the Company, its Data Processors, are in compliance, and for the last three years have been in compliance, in all material respects with Company Privacy Policies and Privacy Requirements, including any international transfers of Personal Data. No Group Company has sold, and intends to sell, any Personal Data to Persons or other third parties, as those terms are defined by the California Consumer Privacy Act of 2018 except as permitted by the Company Privacy Policies. Neither the execution, delivery, or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the Transactions will materially violate any Privacy Requirements or Company Privacy Policies.

(b)         There are not, and for the past three years have not been, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the any Group Company is a named party or, to the Knowledge of the Company, threatened in writing against the Company alleging a violation of any Privacy Requirements.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Group Companies and, to the Knowledge of the Company, its Data Processors, in the past three years have not suffered and are not suffering a Security Incident and in the past three years have not been and are not required to notify any Person or Governmental Authority of any Security Incident and have not been and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems.

(d)        The Group Companies have established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program in the past three years.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Information Security Program is compliant with Privacy Requirements. The IT Systems currently used by the Group Companies operates and performs as necessary to conduct the business of the Group Companies and, to the Knowledge of the Company, do not contain any malicious code or defect. To the Knowledge of the Company, all Company Data will continue to be available for Processing by the Company following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

Section 4.20        Environmental Matters.

(a)         Each Group Company is and, for the past three years, has been in, compliance with all applicable Environmental Laws.

(b)         There has been no Release of, or exposure to, any Hazardous Materials by a Group Company, or, to the Knowledge of the Company, any other Person, at, in, on, under, or from any Leased Real Property.

(c)         No Group Company is subject to any Governmental Order relating to any non-compliance with or violation of Environmental Laws or relating to Hazardous Materials, including the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Materials.

(d)         No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against a Group Company for, and no Group Company has received written notice of any non-compliance with, violation of, or liability under Environmental Laws.

(e)         No Group Company has assumed or provided indemnity against any liability of any third party under Environmental Law.

(f)          The Company has made available to PACI true, correct, and complete copies of all phase 1 or phase 2 environmental site assessments that are in the Company’s possession or control, and relate to the Leased Real Property or to the business or operation of the Group Companies.

Section 4.21      Absence of Changes. From the date of the most recent balance sheet included in the Company Financial Statements to the date of this Agreement, there has not occurred any Company Material Adverse Effect.

Section 4.22        Anti-Corruption Compliance.

(a)        For the past three years, the Group Companies and, to the Knowledge of the Company, any Representative acting on behalf of Group Companies, have not offered, promised, or given, directly or indirectly, anything of value in any material amount to a Government Official.

(b)         For the past three years, the Group Companies and, to the Knowledge of the Company, any Representative acting on behalf of Group Companies, are and have been in compliance with all Anti-Corruption Laws.

(c)         Each Group Company intends to implement and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all Anti-Corruption Laws.

(d)        As of the date hereof, there are no current or pending internal investigations or internal audits, and to the Knowledge of the Company, third-party investigations (including by any Governmental Authority) or external audits that address any material allegations or information concerning possible material violations of any Anti-Corruption Laws specifically involving any Group Company or any Representative acting on behalf of any Group Company.

Section 4.23        Sanctions and International Trade Compliance.

(a)      The Group Companies, and to the Knowledge of the Company, their respective Representatives (i) are, and have been for the past two years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Company, Actions, voluntary disclosures, or Legal Proceedings against any Group Company or their respective Representatives related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)     No of the Group Companies, or to the Knowledge of the Company, their respective Representatives, (i) is, or has during the past two years, been a Sanctioned Person; or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.24       Compliance with Aviation Laws. Without limiting any representation made in Section 4.4, Section 4.5 and Section 4.10:

(a)         To the Knowledge of the Company, each Company Employee currently providing any flight, maintenance, operation, or handling of any aircraft owned, leased, or operated by a Group Company as of the date hereof (the “Aircraft”) has all material required Licenses, certifications, training, and competencies to provide such flight, maintenance, operation, or handling of such Aircraft.

(b)         All Aircraft that are in operation are registered on the FAA aircraft registry and have a validly issued certificate of airworthiness without limitations of any kind that is in full force and effect, except for (i) the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith and (ii) limitations as may be provided under the maintenance procedures for the aircraft operator approved by the FAA.

(c)         To the Knowledge of the Company, all Aircraft owned or leased by the Company during the past two years and as of immediately prior to the Closing are maintained according to applicable regulatory standards and the maintenance procedures for the aircraft operator approved by the FAA and consistent with the manufacturer’s recommendations; provided that the Company makes no representations regarding the maintenance of such Aircraft during a period when the Company did not own or lease the Aircraft.

(d)         All records required by applicable Law to be maintained for each Aircraft are correct and complete and are currently in the possession of the applicable Group Company.

(e)         Any Group Company acting as an “Air Carrier” as defined in 49 USC § 40102(a)(2), is, and at the Merger Effective Time shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C).

(f)          Each Group Company listed on Section 4.24(f) of the Company Disclosure Letter holds an “Air Carrier Certificate” pursuant to 14 CFR Part 119 and associated operations specifications pursuant to 14 CFR Part 135 or non-United States equivalents set forth for such Subsidiary on Section 4.24(f) of the Company Disclosure Letter as applicable to the operations of the Group Company.

Section 4.25     Registration Statement and Proxy Statement/Prospectus. None of the information relating to the Group Companies or their respective Affiliates supplied by the Group Companies or their respective Affiliates in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the effective date of the Registration Statement, as of the date the Proxy Statement/Prospectus is mailed to the PACI Shareholders, and in the case of any amendment or supplement thereto, as of the time of such amendment or supplement, and at the time of the PACI Shareholders’ Meeting or the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Group Companies and their respective Affiliates make no representations or warranties as to any information supplied by or on behalf of PACI or Merger Sub.

Section 4.26      Brokers’ Fees. No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by any Group Companies or any of their respective Affiliates for which PACI or any Group Company or any of their respective Subsidiaries has any obligation.

Section 4.27      Related Party Transactions. No Group Company has purchased or leased any material property or services from, or sold, transferred, or leased any material property or service to, or loaned or advanced a material amount of money to, or borrowed a material amount of money from or guaranteed any obligation of any of their Affiliates, or its or their Affiliates’ directors, officers, partners, executors, immediate family members, or trustees, except for (i) loans and other extensions of credit to officers and employees of the Group Companies for travel, business, or relocation expenses, or other loans and extensions of credit, which are, individually and in the aggregate, immaterial and made for employment-related purposes in the ordinary course of business, (ii) pursuant to any Company Benefit Plan, (iii) Contracts among the Group Companies, (iv) Contracts listed on Section 4.12(a) in the Company Disclosure Letter, or (v) commercial transactions entered into in the ordinary course of business on arms’ length terms.

Section 4.28        Title; Sufficiency and Condition of Assets.

(a)         Except as set forth on Section 4.28 in the Company Disclosure Letter, the Group Companies exclusively own, and will immediately after Closing exclusively own, all right, title and interest (legal and beneficial) in and to, and have, and will immediately after Closing have, good and marketable title to or a valid leasehold or license interest in, all of the material assets, used or held for use by the Group Companies, free and clear of all Liens, except for Permitted Liens.  The assets used or held for use by the Group Companies, constitute all assets necessary to conduct the business of the Group Companies as conducted as of the date hereof, as of the Closing Date and as presently contemplated to be conducted.

(b)         All of the tangible personal property used or held for use by the Group Companies has been maintained according to applicable regulatory standards, is in good operating condition and repair (normal wear and tear excepted), and is adequate and suitable for the particular purpose for which it is being used or held for use and presently proposed to be used by the Group Companies; provided, that, the Company makes no representations regarding the maintenance, operating condition and repair, and adequacy and suitability of such tangible personal property during any period when the Company did not own or lease such tangible personal property.

Section 4.29       Accounts Receivable.  Each of the accounts receivable reflected on the Company Financial Statements and each of the accounts receivable outstanding as of the Closing Date (i) represents a bona fide arm’s length sale of products or services in the ordinary course of business consistent with past practice; (ii) constitutes a valid claim of a Group Company, and (iii) and are not subject to any customer claim for set-off, reduction or rebate.  No account debtor (a) is delinquent in its payment by more than ninety (90) days, or (b) to the Knowledge of the Company, has refused to pay its obligations for any reason.

Section 4.30       Banks; Powers of Attorney.  Company has provided to PACI a complete and correct list of the names and locations of all banks in which each Group Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.  No Person holds a power of attorney to act on behalf of any Group Company, except for trademark prosecution or tax matters in the ordinary course of business.

Section 4.31       Books and Records.  The books of account, equity transfer records, minute books, and other similar records of each Group Company have been delivered to PACI.  Such books and records contain a true record of all actions taken at all meetings, and by all written consents in lieu of meetings, of the board of directors of each Group Company and have been maintained by the applicable Group Company in accordance with reasonable business practices and applicable Law.  Books and records that support or may support each Group Company’s financial transactions and allocations of costs which are charged, directly or indirectly, to a Governmental Authority and have been and are being maintained by the relevant Group Company in accordance with reasonable business practices and applicable Law, and in any case for all accounting periods for which any of the Group Company’s incurred cost submissions have not been audited by a Governmental Authority.

Section 4.32      CARES Act Matters.  Section 4.32 of the Company Disclosure Letter sets forth a true, correct and complete list of the CARES Act stimulus or relief programs (the “CARES Act Programs”) in which any Group Company is participating or has participated, and the amount of funds requested or received by the Group Company under each such program.  The proceeds received from any CARES Act Program, including any and all obligations by any Group Company in connection with the SBA’s “Paycheck Protection Program” (“PPP Loans”), were used solely for the purposes permitted by the CARES Act and each such Group Company has complied in all material respects with the applicable requirements of the CARES Act and Payroll Protection Program in connection therewith.  Any and all PPP Loans have been paid or forgiven in full.

Section 4.33       No Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Group Companies and its respective Representatives acknowledges and agrees that such Group Company has made its own investigation of PACI and that neither PACI nor Merger Sub, nor any of their respective Affiliates or Representatives, is making, and each of the Group Companies specifically disclaims that they or any other Person is relying upon or has relied upon any, representation or warranty whatsoever, express or implied, beyond those expressly given by PACI or Merger Sub in Article V, including any implied warranty or representation as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of PACI. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the PACI Disclosure Letter or elsewhere, as well as any information, documents, or other material, including any such material contained in any “data room” (whether or not accessed by the Group Companies or their respective Representatives) or reviewed by the Group Companies pursuant to the Confidentiality Agreement, or management presentations that have been or shall hereafter be provided to the Group Companies or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of PACI, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the Group Companies understand and agree that any assets, properties, and business of PACI and Merger Sub are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.34       No Additional Representation or Warranties. Except as expressly provided in this Article IV, none of the Group Companies nor any of their respective Affiliates or Representatives have made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to PACI or its Affiliates or any other Person, including any implied representation or warranty as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of such Group Company, and no such party shall be liable in respect of the accuracy or completeness of any documentation or other information provided to PACI or its Affiliates or any other Person, including information, documents, projections, forecasts, or other material made available to PACI, its Affiliates or Representatives in any “data rooms,” management presentations, or otherwise in connection with the transactions contemplated in this Agreement and the Ancillary Agreements and no statement contained in any of such material or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Except for the representations and warranties expressly set forth in this Article IV or the Ancillary Agreements, it is understood that any cost estimates, projections, or other predictions, any data, any financial information or any memoranda or offering material or presentations, including any offering memorandum or similar materials made available by or on behalf of such Group Company are not and shall not be deemed to be or to include representations or warranties of the Group Companies or any other Person, and are not and shall not be deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements, or the Transactions.

Section 4.35       Not an Interested Stockholder.  Neither the Company nor any of its Affiliates are or have been at any time within the past three years, an “interested stockholder” of PACI, as those terms are defined in Article THIRTEENTH of PACI’s certificate of incorporation as in effect on the date hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PACI AND MERGER SUB

Except as set forth in (a) any PACI SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer, and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (b) the Disclosure Letter delivered by PACI to the Group Companies (the “PACI Disclosure Letter”) on the date of this Agreement, subject to Section 11.11, each of PACI and Merger Sub represents and warrants, only with respect to such representations and warranties in this Article V, to the Company as follows:

Section 5.1          Organization. Each of PACI and Merger Sub is incorporated, existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease, or operate all its properties and assets and to conduct its business as it is now being conducted. The copies of PACI’s Organizational Documents available as part of the PACI SEC Filings and the Organizational Documents of Merger Sub delivered by PACI to the Company, in each case, as amended and in effect as of the date of this Agreement, are true, correct, and complete. PACI has no operating revenue and since its formations, PACI’s sole purpose has been to engage in a business combination. Merger Sub has no assets or operations other than those required to affect the Transactions. All the common stock of Merger Sub is held directly by PACI. Each of PACI and Merger Sub is licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a PACI Material Adverse Effect.

Section 5.2          Authorization.

(a)        Each of PACI and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party contemplated hereby, and (subject to the approvals described in Section 5.8) to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which PACI or Merger Sub is a party contemplated hereby and the consummation of the Transactions have been (a) authorized and approved by the PACI Board and by the board of directors of Merger Sub, and (B) determined by the PACI Board as advisable to PACI and the PACI Shareholders, and recommended for approval by PACI Shareholders. No other company or corporate proceeding on the part of PACI or Merger Sub is necessary to authorize this Agreement and each Ancillary Agreement to which PACI or Merger Sub is a party contemplated hereby, other than the PACI Shareholder Approval and PACI as the sole stockholder of Merger Sub. This Agreement has been, and at or prior to the Closing, the Ancillary Agreements to which PACI or Merger Sub is a party contemplated hereby will be, executed and delivered by PACI or Merger Sub, as applicable, and this Agreement constitutes, and on or prior to the Closing, the Ancillary Agreements to which PACI or Merger Sub is a party contemplated hereby, upon delivery to the Company, will constitute, a legal, valid, and binding obligation of each of PACI and Merger Sub, enforceable against PACI and Merger Sub in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       Assuming the accuracy of the representations and warranties set forth in Section 4.35 and assuming that a quorum is present in accordance with PACI’s Organizational Documents:

(i)          the Transaction Proposal identified in clause (A) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least a majority of the issued and outstanding PACI Common Stock present and entitled to vote at the PACI Shareholder Meeting; and

(ii)          the Transaction Proposal identified in clause (D) of Section 8.2(b)(ii), shall require approval by an affirmative vote of the holders of a majority of the issued and outstanding shares of PACI Common Stock entitled to vote thereon, an affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock of PACI entitled to vote thereon, voting as a separate class, and an affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock of PACI entitled to vote thereon, voting as a separate class.

(iii)         each of the Transaction Proposals identified in clauses (F), (G), and (H) of Section 8.2(b)(ii) shall require approval by the affirmative vote of the majority of shares present in person or represented by proxy at the PACI Shareholder Meeting and entitled to vote thereon.

(c)        Assuming the accuracy of the representations and warranties set forth in Section 4.35 and with the exception of the Transaction Proposals identified in clauses (B), (C), (E), (H) and (I) of Section 8.2(b)(ii), the foregoing votes are the only votes of any of PACI’s share capital necessary in connection with entry into this Agreement by PACI and the consummation of the Transactions, including the Closing. Notwithstanding the foregoing, PACI, in consultation with PACI’s outside counsel, may further condition the vote on any one or more Transaction Proposals to include the affirmative vote of the holders of at least a majority of the issued and outstanding shares of PACI Class A Common Stock entitled to vote, who attend and vote thereupon at the PACI Shareholder Meeting.

(d)       At a meeting called and held in accordance with the PACI Organizational Documents, the PACI Board has unanimously (a) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of PACI and the PACI Shareholders, (b) determined that the fair market value of the Company is, in the aggregate, equal to at least 80% of the amount held in the Trust Account (excluding any Taxes payable on interest earned) as of the date hereof, (c) approved the transactions contemplated by this Agreement as a Business Combination, and (d) resolved to recommend to the PACI Shareholders approval of each of the matters requiring the PACI Shareholder Approvals.

Section 5.3         No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 5.8, the execution and delivery of this Agreement by PACI and Merger Sub and each Ancillary Agreement to which PACI or Merger Sub is a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Organizational Documents of PACI or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to PACI or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration, under any Contract to which PACI or Merger Sub is a party or by which PACI or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of PACI or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a PACI Material Adverse Effect.

Section 5.4         Litigation and Proceedings. As of the date hereof, (a) there are no pending or, to the Knowledge of PACI, threatened Legal Proceedings against PACI or Merger Sub; and (b) there is no outstanding Governmental Order imposed upon PACI or Merger Sub, nor any of their properties or assets, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, have a PACI Material Adverse Effect.

Section 5.5          Legal Compliance.

(a)         Neither PACI nor Merger Sub is, or since their respective incorporations, has been, in violation of any Laws applicable to PACI or Merger Sub, respectively, except as such violation would not have, individually or in the aggregate, a PACI Material Adverse Effect.

(b)        Each of PACI and Merger Sub holds all Licenses necessary under applicable Laws for the conduct of their respective businesses as currently conducted and to own, lease, or operate their respective properties which Licenses are valid and in full force and effect and as to each PACI and Merger Sub, are, and since their respective incorporations have been, in compliance with the terms of such Licenses, except as would not have, individually or in the aggregate, a PACI Material Adverse Effect.

(c)        Neither PACI, Merger Sub, nor, to the Knowledge of PACI, any of their respective officers, directors or employees thereof acting in such capacity, has ever received any written notice of, or been charged with, the violation of any Laws, which, individually or in the aggregate, would have a PACI Material Adverse Effect.

Section 5.6       SEC Filings. PACI has timely filed or furnished all statements, prospectuses, registration statements, forms, reports, and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC, pursuant to the Exchange Act or the Securities Act since May 21, 2021 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing through the date hereof, the “PACI SEC Filings”), and, as of the Closing Date, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to the Exchange Act or the Securities Act through the Closing Date (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing, but excluding the Registration Statement and the Proxy Statement/Prospectus, the “Additional PACI SEC Filings”). Each of the PACI SEC Filings, as of the respective date of its filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional PACI SEC Filings, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act applicable to the PACI SEC Filings or the Additional PACI SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the PACI SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PACI SEC Filings. To the Knowledge of PACI, none of the PACI SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7          Internal Controls; Listing; Financial Statements.

(a)       Except as not required in reliance on exemptions from various reporting requirements by virtue of PACI’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), or “smaller reporting company” within the meaning of the Exchange Act, since its inception, (i) PACI has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-5 under the Exchange Act) that are designed to ensure that material information relating to PACI, including its consolidated Subsidiaries, if any, is made known to PACI’s principal executive officer and its principal financial officer by others within those entities, and (ii) except as otherwise disclosed in the PACI SEC Filings, PACI has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-5 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PACI’s financial reporting and the preparation of the PACI Financial Statements for external purposes in accordance with GAAP. As of the date hereof, such disclosure controls and procedures are effective in timely alerting PACI’s principal executive officer and principal financial officer to material information required to be included in PACI’s periodic reports required under the Exchange Act.

(b)         Each director and executive officer of PACI has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)         As of the date hereof and as of immediately prior to the Merger, PACI is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d)         The PACI SEC Filings contain true, correct, and complete copies of the audited balance sheet as of December 31, 2021 and December 31, 2022, and statement of operations, cash flow and changes in shareholders’ equity of PACI for the fiscal years ended December 31, 2021 and December 31, 2022, in each case, together with the notes thereon (the “PACI Financial Statements”). The PACI Financial Statements (i) have been prepared from the books and records of PACI, (ii) present fairly, in all material respects, the state and the financial position of PACI, as at the respective dates thereof, and the results of its operations and consolidated cash flows for the respective periods then ended, (iii) in the case of the audited PACI Financial Statements, were audited in accordance with the standards of the PCAOB, and in each case have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The books and records of PACI have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)         There are no outstanding loans or other extensions of credit made by PACI to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of PACI. PACI has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)         Except as set forth on Section 5.7(f) of the PACI Disclosure Letter or as otherwise disclosed in the PACI SEC Filings, PACI has not received any written notification of (i) any “significant deficiency” in the system of internal accounting controls utilized by PACI, (ii) any fraud that involves PACI’s management or other employees of PACI who have a significant role in the preparation of financial statements or the internal accounting controls utilized by PACI, or (iii) any claim or allegation regarding any of the foregoing.  The disclosures set forth on Section 5.7(f) of the PACI Disclosure Letter have been resolved and, to PACI’s knowledge, there are no ongoing material weaknesses in PACI’s internal controls over financial reporting.

Section 5.8         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Group Companies contained in this Agreement, no consent, waiver, approval, or authorization of, or designation, declaration, or filing with, or notification to, any Governmental Authority or other Person is required on the part of PACI or Merger Sub with respect to PACI’s or Merger Sub’s execution or delivery of this Agreement or the consummation by PACI or Merger Sub of the Transactions, except for: (a) applicable requirements of the HSR Act or any similar requirements under applicable foreign Laws or any other Governmental Approvals applicable to the Transactions; (b) any consents, approvals, authorizations, designations, declarations, waivers, or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to (i) have a PACI Material Adverse Effect or (ii) a material adverse effect on the ability of PACI or Merger Sub to perform or comply with on a timely basis any material obligation of PACI or Merger Sub under this Agreement, the Ancillary Agreements or to consummate the Transactions; (c) applicable requirements for securities Laws; and (d) such Governmental Authorizations listed in Section 5.8 of the PACI Disclosure Letter.

Section 5.9          Trust Account. As of the date of this Agreement, PACI has at least $66.0 million in the Trust Account. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified, except as described in the PACI SEC Filings. There are no separate Contracts, side letters, or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PACI SEC Filings to be inaccurate or that would entitle any Person to any portion of the proceeds in the Trust Account other than distributions, in accordance with the Trust Agreement, to: (a) shareholders of PACI holding PACI Class A Common Stock issued in connection with the sale of PACI Units sold in PACI’s IPO who shall have elected to redeem their PACI Common Stock in connection with a Business Combination Proposal (a “PACI Share Redemption”), (b) shareholders of PACI holding PACI Class A Common Stock issued in connection with the sale of PACI Units sold in PACI’s IPO who are redeemed if PACI fails to complete a Business Combination within the time period set forth in PACI’s Organizational Documents, or (c) PACI, for the payment of taxes and up to $100,000 of liquidation expenses in the event PACI fails to complete a Business Combination within the time period set forth in PACI’s Organizational Documents. As of the date hereof, there are no Actions pending or, to the Knowledge of PACI, threatened in writing with respect to the Trust Account. PACI has complied in all material respects with and is not in material default or material breach (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of PACI, no event has occurred which, with due notice or lapse of time or both, would constitute a material default or material breach thereunder. Since the closing of the IPO, PACI has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the PACI Organizational Documents. To the Knowledge of PACI, as of the date hereof, following the Merger Effective Time, no PACI Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such PACI Shareholder is exercising a PACI Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Group Companies contained herein and the compliance by the Group Companies with its obligations hereunder, PACI has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to PACI on the Closing Date.

Section 5.10        Investment Company Act; JOBS Act. PACI is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. PACI constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11       Absence of Changes. From the date of the most recent balance sheet included in the PACI Financial Statements to the date of this Agreement, there has not occurred any PACI Material Adverse Effect.

Section 5.12        Anti-Corruption Compliance.

(a)         Since formation, PACI, Merger Sub, or, to the Knowledge of PACI, any Representative acting on behalf thereof, has not offered, promised, or given, directly or indirectly, anything of value in any material amount to a Government Official.

(b)         Since formation, PACI, Merger Sub, and, to the Knowledge of PACI, any Representative acting on behalf thereof, are and have been in compliance with all Anti-Corruption Laws, except as such violation would not have a PACI Material Adverse Effect.

(c)         PACI and Merger Sub have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all Anti-Corruption Laws.

(d)        As of the date hereof, there are no current or pending internal investigations or internal audits, and to the Knowledge of PACI, third-party investigations (including by any Governmental Authority) or external audits that address any material allegations or information concerning possible material violations of any Anti-Corruption Laws specifically involving any Group Company or any Representative acting on behalf of PACI or Merger Sub.

Section 5.13       No Undisclosed Liabilities. Neither PACI nor Merger Sub has any liabilities or obligations that would be required to be reflected or reserved against in the PACI Financial Statements prepared in accordance with GAAP, except for those liabilities or obligations (a) reflected or reserved for on the PACI Financial Statements or disclosed in the notes thereto included in the PACI SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the PACI Financial Statements in the ordinary course of business, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred in connection with the negotiation, preparation, or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (e) arising under the terms of any Contract binding upon PACI or Merger Sub other than as a result of a breach thereof, or (f) which would not have a PACI Material Adverse Effect.

Section 5.14        Capitalization of PACI.

(a)         As of the date of this Agreement (without giving effect to the PACI Share Redemptions and any PIPE Investment), the total number of shares of PACI Capital Stock which PACI is authorized to issue is 83,500,000 shares, consisting of (i) 82,500,000 shares of PACI Common Stock, including 70,000,000 shares of PACI Class A Common Stock, of which 6,443,000 shares are issued and outstanding, and 12,500,000 shares PACI Class B Common Stock, of which 6,900,000 shares are issued and outstanding, and (ii) 1,000,000 shares of PACI preferred shares, of which no shares are issued and outstanding. The foregoing represents all of the issued and outstanding shares of the PACI Capital Stock as of the date of this Agreement. All issued and outstanding PACI Capital Stock: (i) have been authorized and issued and are fully paid and non-assessable; (ii) have been offered, sold, and issued in compliance in all material respects with applicable Law, including Federal and state securities Laws, and all applicable requirements set forth in (A) PACI’s Organizational Documents, and (B) any other applicable material Contract governing the issuance of such securities; and (iii) are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of any applicable Law, PACI’s Organizational Documents, or any Contract to which PACI is a party or otherwise bound. Except for the Subscription Agreements, PACI’s Organizational Documents and this Agreement, there are no outstanding Contracts of PACI to repurchase, redeem, or otherwise acquire any PACI Securities.

(b)       As of the date of this Agreement, 13,800,000 PACI Public Warrants and 15,226,000 PACI Private Warrants are issued and outstanding.  The foregoing represents all issued and outstanding PACI Warrants as of the date of this Agreement. PACI Warrants are not exercisable until 30 days after the Closing.  All issued and outstanding PACI Warrants (i) have been authorized and issued and constitute valid and binding obligations of PACI, enforceable against PACI in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including Federal and state securities Laws, and all requirements set forth in (A) PACI’s Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of any applicable Law, PACI’s Organizational Documents or any Contract to which PACI is a party or otherwise bound.

(c)        Except as set forth in this Section 5.14 or as contemplated by this Agreement or the other documents contemplated hereby, PACI has not granted any outstanding options, stock appreciation rights, warrants, rights, or other securities convertible into or exchangeable or exercisable for PACI Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any PACI Capital Stock or the value of which is determined by reference to PACI Capital Stock, and there are no Contracts of any kind which may obligate PACI to issue, purchase, redeem, or otherwise acquire any of its PACI Capital Stock.

(d)        PACI has no Subsidiaries, apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. PACI is not party to any Contract that obligates PACI to invest money in, loan money to, or make any capital contribution to any other Person. PACI owns of record and beneficially all the issued and outstanding shares of capital stock of Merger Sub, free and clear of any Liens. The outstanding shares of capital stock of Merger Sub (i) have been authorized and issued, and, to the extent applicable, are fully paid and non-assessable; and (ii) have been issued in compliance with the Organizational Documents of Merger Sub and applicable Law. There are no outstanding subscriptions, options, warrants, rights, or other securities (including debt securities) exercisable or exchangeable for any capital stock Merger Sub, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of Merger Sub or the value of which is determined by reference to shares or other equity interests of Merger Sub, and there are no voting trusts, proxies, or agreements of any kind which may obligate Merger Sub to issue, purchase, register for sale, redeem, or otherwise acquire any of its capital stock.

Section 5.15     Brokers’ Fees. Except fees described on Section 5.15 of the PACI Disclosure Letter, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by PACI or any of its Affiliates for which PACI or any Group Company or any of their respective Subsidiaries has any obligation. PACI has made available to the Company correct and complete copies of all engagement letters, Contracts, or similar agreements with any broker, finder, investment banker, agent or other Person related to any fee or commission that would be included in Unpaid PACI Expenses.

Section 5.16        Indebtedness. PACI has no Indebtedness.

Section 5.17        Taxes.

(a)         All material Tax Returns required to be filed by or with respect to PACI or Merger Sub have been timely filed (taking into account any applicable extensions) with the appropriate Governmental Authority and all such Tax Returns are true, correct, and complete in all material respects, and all material Taxes of PACI or Merger Sub due and payable for periods covered by the PACI Financial Statements (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions).

(b)         Each of PACI and Merger Sub has withheld from amounts owing to any employee, creditor, or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(c)         There are no Liens (other than Permitted Liens) for material Taxes upon the property or assets of PACI or Merger Sub.

(d)      To the Knowledge of PACI or Merger Sub, no written Action, deficiency, or proposed adjustment for any material amount of Tax due or payable by PACI or Merger Sub has been asserted or assessed within the past two years by any Governmental Authority against PACI or Merger Sub, and there are no ongoing or pending Actions of any Governmental Authority against PACI or Merger Sub with respect to any material Taxes due or payable.

(e)         There are no waivers, extensions, or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of PACI or Merger Sub (other than ordinary course extensions of time to file Tax Returns).

(f)          No written claim has been made by any Governmental Authority where PACI or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)         Neither PACI or Merger Sub has entered into any closing agreement or has requested or been the subject of any private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes, and neither PACI or Merger Sub has executed a power of attorney with respect to any Tax that remains in force.

(h)         Neither PACI nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between PACI and Merger Sub and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(i)         Neither PACI nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code prior to the date of this Agreement.

(j)        Neither PACI nor Merger Sub is liable for Taxes of any other Person (other than PACI or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(k)         Neither PACI nor Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(l)         Neither PACI nor Merger Sub has knowingly taken or caused to be taken, or knowingly failed to take or cause to be taken, any action, and to the Knowledge of PACI and Merger Sub, as of the date hereof, there are no facts or circumstances, that could reasonably be expected to prevent (i) the Merger from qualifying for the Intended Tax Treatment or (ii) any other Transactions from qualifying for the Intended Tax Treatment.

(m)       Neither PACI nor Merger Sub will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Laws); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law or (vi) a “domestic use election” under Section 1503(d) of the Code or a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-8.

(n)       Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article V shall relate to Tax matters, which are instead the subject of Section 5.9 and this Section 5.17 exclusively.

Section 5.18        Business Activities.

(a)        Since formation, neither PACI nor Merger Sub has conducted any business activities other than activities related to PACI’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in PACI’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon PACI or Merger Sub or to which PACI or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PACI or Merger Sub or any acquisition of property by PACI or Merger Sub or the conduct of business by PACI or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to PACI or Merger Sub taken as a whole.

(b)       Except for the Transactions, neither PACI nor Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, neither PACI nor Merger Sub has any material interests, rights, obligations, or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)       Merger Sub was formed solely for the purpose of eﬀecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Eﬀective Time, except as expressly contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, will have no, assets, liabilities, or obligations of any kind or nature whatsoever other than those incident to its formation or that arise in connection with the Transactions.

(d)      As of the date hereof and except for this Agreement, the Ancillary Agreements and Transactions (including with respect to expenses and fees incurred in connection therewith), neither PACI nor Merger Sub is a party to any Contract with any other Person that would require payments by PACI or Merger Sub or any of their respective Affiliates after the date hereof in excess of $200,000 in the aggregate with respect to any individual Contract.

Section 5.19        Employee Matters.

(a)         PACI has two employees, each of which is at will, and whose employment can be terminated with or without cause at any time. PACI also pays a director’s fee to the PACI Board member that is the Chairperson of PACI’s audit committee.

(b)         Merger Sub does not or has never had any employees or other individual service providers.

(c)         Each of PACI and Merger Sub does not and has never sponsored, maintained, contributed to, or had any liability in respect of any Benefit Plan.

(d)      Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any director, officer, individual independent contractor, or employee of PACI or Merger Sub; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 5.20       Stock Market Quotation. As of the date hereof, PACI Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “PACI.” The PACI Units are listed on the NYSE under the symbol “PACI.U” As of the date hereof, PACI Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PACI.WS.” As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of PACI, threatened against PACI by NYSE or the SEC with respect to any intention by such entity to deregister PACI Class A Common Stock, PACI Units or PACI Warrants or terminate the listing of PACI Class A Common Stock, PACI Units, or PACI Warrants, and none of PACI or its Affiliates has taken any action in an attempt to terminate the registration of PACI Class A Common Stock, PACI Units or PACI Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.21      No Reliance.  Notwithstanding anything contained in this Article V or any other provision hereof, each of PACI and Merger Sub, and any of their respective Representatives, acknowledges and agrees that PACI has made its own investigation of the Group Companies and that none of the Group Companies nor any of their respective Affiliates or Representatives is making, and each of PACI and Merger Sub specifically disclaim that they or any other Person is relying upon or has relied upon, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Group Companies in Article IV, including any implied warranty or representation as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of the Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents, or other material, including any such material contained in any “data room” made available to PACI or its Representatives (whether or not accessed by PACI or its Representatives) or reviewed by PACI pursuant to the Confidentiality Agreement, or management presentations that have been or shall hereafter be provided to PACI or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Group Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, PACI understands and agrees that any assets, properties, and business of the Group Companies and their respective Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.22        Registration Statement and Proxy Statement/Prospectus. None of the information relating to PACI or its Affiliates supplied by PACI or its Affiliates in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the effective date of the Registration Statement, as of the date the Proxy Statement/Prospectus is mailed to the PACI Shareholders, and in the case of any amendment or supplement thereto, as of the time of such amendment or supplement, and at the time of the PACI Shareholders’ Meeting, or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  PACI and its Affiliates make no representations or warranties as to any information supplied by or on behalf of the Group Companies.

Section 5.23       No Additional Representation or Warranties. Except as provided in this Article V, neither PACI nor Merger Sub nor any of their respective Affiliates or Representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to any Group Company or their respective Affiliates or any other Person, including any implied representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses, or future plans of PACI, and no such party shall be liable in respect of the accuracy or completeness of any information provided to any Group Company or their respective Affiliates, including information, documents, projections, forecasts, or other material made available to the Group Companies or their respective or Representatives in any “data rooms,” management presentations, or otherwise in connection with the transactions contemplated in this Agreement and the Ancillary Agreements and no statement contained in any of such material or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Except for the representations and warranties expressly set forth in this Article V or the Ancillary Agreements, it is understood that any cost estimates, projections, or other predictions, any data, any financial information, or any memoranda or offering material or presentations, including any offering memorandum or similar material made available by or on behalf of PACI are not and shall not be deemed to be or to include representations or warranties of PACI or Merger Sub or any other Person, and are not and shall not be deemed to be relied upon by any Party in executing, delivering, or performing this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.

ARTICLE VI
COVENANTS OF THE GROUP COMPANIES

Section 6.1          Conduct of Business of the Group Companies.

(a)        From the date of this Agreement through the earlier of the Closing and valid termination of this Agreement pursuant to Article X (the “Interim Period”), except (i) as expressly contemplated by this Agreement, Section 6.1 of the Company Disclosure Letter or the Ancillary Agreements, (ii) as required by Law or Governmental Order, or for COVID-19 Actions, or (iii) as consented to by PACI in writing, which consent shall not be unreasonably conditioned, withheld, delayed, or denied, (A) the Company shall, and shall cause the Group Companies to, use commercially reasonable efforts to operate the business of the Group Companies in the ordinary course of business.

(b)     Without the prior written consent of PACI, which consent shall not be unreasonably conditioned, withheld, delayed or denied, except with respect to any action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting of the Company Options and the Company RSAs in connection with the consummation of this Agreement, the Company shall not, and shall cause the Group Companies not to:

(i)            change, modify or amend its Organizational Documents;

(ii)          make, set aside, or declare any dividend or distribution to the equity holders of any Group Company or make any other distributions in respect of any shares or other equity interests of any Group Company;

(iii)         split, combine, reclassify, recapitalize, or otherwise amend any terms of any shares or series of the Company capital stock;

(iv)       except in the ordinary course of business which includes the Company’s sale of membership interests in limited liability companies which are special purpose entities related to a single aircraft, purchase, repurchase, redeem, or otherwise acquire, directly or indirectly, any issued and outstanding share capital, outstanding shares of capital stock, share capital, or membership interests, warrants or other equity interests of any Group Company;

(v)          enter into any Contract, that would be required to be listed on Section 4.12(a) of the Company Disclosure Letter, or modify in any material respect, renew, waive any material rights under or terminate (other than expiration in accordance with its terms) any Contract required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than as required by applicable Law;

(vi)        sell, assign, transfer, convey, lease, or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any material tangible assets or properties of any Group Company, except for (A) dispositions of obsolete or worthless equipment, (B) transactions solely among the Company and any other Group Company, or (C) transactions in the ordinary course of business, including the purchase of aircraft;

(vii)      other than additional issuances of shares of the authorized Company Series A-1 Preferred Stock and option awards granted to service providers in the ordinary course of business, issue, deliver, sell, authorize, pledge, amend, exchange, settle, or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests, or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants, or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities, or other ownership interests or convertible or exchangeable securities, in each case, of any Group Company;

(viii)       acquire any ownership interest in any real property;

(ix)         acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity interests in or assets of, or form or enter into, as applicable, any corporation, partnership, association, joint venture, or other business organization or division thereof;

(x)         except as otherwise required by Law or existing Company Benefit Plans, or pursuant to this Agreement (A) except in the ordinary course of business, grant any severance exceeding six weeks of base salary, retention, change in control, termination, or similar pay, (B) increase the cash compensation or bonus opportunity of any oﬃcer or director, (C) except with respect to action taken by the administrator under the Company Incentive Plan and the A&R Company Incentive Plan, as applicable, to accelerate vesting of the Company Options and the Company RSAs in connection with the consummation of this Agreement, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by any Group Company, (D) terminate the employment or engagement, other than for cause, death, or disability, of any key employee, individual consultant, or individual independent contractor, in each case, with an annual or annualized base compensation in excess of $250,000, (E) hire any key employee with annual or annualized base compensation in excess of $300,000, (F) plan, announce, implement, or eﬀect the reduction in force, lay-oﬀ, furloughs, early-retirement program, severance program, or other program or eﬀort concerning the termination of a group of Company Employees, (G) establish, adopt, terminate, or, except in the ordinary course and consistent with past practice, materially amend or modify any Company Benefit Plan or (H) take any action that would trigger any notice requirement under the WARN Act;

(xi)      incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person, except (A) as set forth on Section 6.1(k) of the Company Disclosure Letter, intercompany Indebtedness for borrowed money or guarantee solely between the Company and another Group Company, (B) for any Indebtedness for borrowed money or guarantee in an aggregate amount not to exceed $10,000,000, (C) for agreements to finance the purchase, acquisition, or lease of fleet Aircraft or real estate (or real estate improvements) supporting Aircraft operations, or (D) any additional debt facilities as mutually agreed by Company and PACI in writing;

(xii)     make or commit to make any capital expenditures in an amount in excess of $2,000,000 in the aggregate, excluding purchases, acquisitions or leases of fleet Aircraft or real estate (or real estate improvements) supporting Aircraft operations;

(xiii)       adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of any Group Company;

(xiv)     waive, release, settle, compromise, or otherwise resolve any Legal Proceeding material to a Group Company or to their respective properties or assets, except where such waivers, releases, settlements, compromises, or resolutions involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(xv)        grant to, or agree to grant to, any Person rights to any material Company Owned IP (other than non-exclusive licenses or licenses granted in the ordinary course of business), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, other than with respect to the Company Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s business judgement, would outweigh any benefit to the Company of prosecution or maintaining such item;

(xvi)    disclose any material Trade Secrets to a third party that is not subject to confidentiality obligations that are reasonably protective of such Trade Secrets;

(xvii)      enter into or amend any Collective Bargaining Agreement covering any Company Employee, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or any such Subsidiaries as the bargaining representative for any Company Employee;

(xviii)     limit the right of any Group Company to engage in or compete with any Person in any line of business in any respect that is material to their respective businesses by entry of Contract or otherwise;

(xix)      voluntarily fail to take any action required to preserve or obtain any material License of a Group Company;

(xx)        enter into any material transaction with or distribute or advance any material assets or material property to any of its officers, directors, partners, stockholders, managers, members, or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business, or (B) such transactions, distributions or advancements solely among Group Companies; or

(xxi)      authorize, commit, or agree to take, whether in writing or otherwise, any action prohibited under this Section 6.1.

(c)         None of the foregoing provisions shall prevent any Group Company from taking or omitting to take any action to prevent or mitigate the effects of any damage to property or injury to, or to protect the health or welfare of, employees, directors, officers, agents, or clients in emergency situations.

Section 6.2          Access to Information.

(a)        Subject to confidentiality obligations (whether contractual or imposed by applicable Law or otherwise) that may be applicable to information furnished to the Group Companies by third parties that may be in the Group Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege (in which case the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation to the extent possible), and to the extent permitted by applicable Law, the Company shall, and shall cause all Group Companies to, afford to PACI and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of the Group Companies, to its properties, books, Contracts, commitments, Tax Returns, records, and appropriate officers and employees, and shall furnish PACI or its Representatives with all financial and operating data and other information concerning the affairs of the Group Companies as PACI or such Representatives may reasonably request.

(b)         Notwithstanding Section 6.2(a), access shall not include:

(i)          any unreasonably invasive or intrusive investigations or other testing, sampling, or analysis of any properties, facilities, or equipment of any Group Company without the prior written consent of the Company;

(ii)          any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege; or

(iii)         any information that, in the Company’s reasonable determination, is competitively sensitive, in which case such reasonably requested information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible under applicable Law.

(c)         Each of PACI and Merger Sub acknowledges and agrees that any contact or communication by it and its Representatives with officers, employees, or agents of any Group Company hereunder shall be arranged and supervised by Representatives of the Company, unless the Company otherwise expressly consents in writing with respect to any specific contact. During the Interim Period, all information obtained by PACI or Merger Sub or any of their respective Representatives in connection with this Agreement (including pursuant to this Section 6.2) shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 10.1, until the date that is two years after such termination.

Section 6.3     Preparation and Delivery of Additional Company Financial Statements; Access to Financial Information.

(a)        As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to PACI the Company Financial Statements, and, when delivered by the Company, the Company Financial Statements (i) will present fairly, in all material respects, the state and the consolidated financial position of the Group Companies as at the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) will be prepared from, and will be in accordance in all material respects with, the books and records of the Group Companies, (iii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated therein or in the notes thereto, (iv) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and (v) in each case, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable as required for inclusion of the Financial Statements into the Registration Statement.

(b)        During the Interim Period, the Company shall, and shall cause all Group Companies to, use commercially reasonable efforts (i) to assist PACI and its Representatives in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by PACI and the Company with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law. Any such financial statements (v) will present fairly, in all material respects, the state and the consolidated financial position of the Group Companies as of the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (w) will be prepared from, and will be in accordance in all material respects with, the books and records of the Group Companies, (x) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (y) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and (z) in each case, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including, for the avoidance of doubt, in accordance with any relief granted by the SEC to the Company or its auditors), the Exchange Act and the Securities Act applicable as required for inclusion of such financial statements into the Registration Statement.

Section 6.4          No Securities Transactions. Except for actions expressly required by this Agreement, no Group Company, directly or indirectly, shall engage in any purchases or sales of the securities of PACI without the consent of PACI.

Section 6.5         Company Shareholder Approval.  Within ten Business Days following the execution of this Agreement, the Company shall deliver to PACI evidence of the Company Shareholder Approval, in form and substance reasonably acceptable to PACI.

Section 6.6         Employee Agreements. The Group Companies shall use commercially reasonable efforts to cause each of the Key Employees to execute and deliver an Employee Agreement at the Closing.

Section 6.7          Affiliate Agreements. Prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to PACI or any Group Company, all Affiliate Agreements (other than those set forth on Section 6.7 of the Company Disclosure Letter) and obtain evidence reasonably satisfactory to PACI that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.

Section 6.8         Third Party Consents. The Group Companies shall, and shall cause their Affiliates to (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, and (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that the Group Companies or Affiliates is required to obtain in order to consummate the Transactions, including those set forth on Section 6.8 of the Company Disclosure Letter.

Section 6.9          Alternative Proposals.

(a)          From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Group Companies shall not, and the Company shall instruct and use its reasonable best efforts to cause its Representatives, not to (a) initiate, solicit, or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group Companies to any Person relating to, an Alternative Proposal or afford to any Person access to the business, properties, assets, or personnel of any Group Company in connection with an Alternative Proposal, (b) enter into any acquisition agreement, merger agreement, or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Proposal, (c) grant any waiver, amendment, or release under any confidentiality agreement or the anti-takeover laws of any state, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Proposal, (e) approve, endorse, or recommend, or propose to approve, endorse or recommend, an Alternative Proposal, or (f) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with PACI, Merger Sub, or any of their respective Representatives.

(b)         Notwithstanding this Section 6.9, the Group Companies and their respective Representatives shall not be restricted with respect to any actions explicitly contemplated by this Agreement, including the issuance of additional shares of Company Series A-1 Preferred Stock and the PIPE Investment.

(c)         From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Group Companies shall, and shall instruct their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Proposal other than PACI, Merger Sub, or any of their respective Representatives.

(d)         From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company will promptly, and in any event within two Business Days of receipt, notify PACI if it receives any proposal, offer, or submission with respect to an Alternative Proposal after the date of this Agreement.

Section 6.10       Company Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement, or the Transactions is brought, or threatened in writing, against the Company or otherwise alleging a breach of fiduciary duty by or other malfeasance of an officer or director of the Company, by or on behalf of any Company Shareholder against any party hereto or any director or executive officer of any party hereto prior to the Closing (the “Company Shareholder Litigation”), the Company shall promptly notify PACI of any such litigation and keep PACI reasonably informed with respect to the status thereof. The Company shall provide PACI the opportunity to participate in (subject to a customary joint defense agreement and at PACI’s own cost and expense), but not control, the defense of any such litigation, shall give due consideration to PACI’s advice with respect to such litigation, and shall not settle any such litigation if and to the extent all such settlement payments exceed the amount set forth in Section 6.10 of the Company Disclosure Letter in the aggregate without the prior written consent of PACI, such consent not to be unreasonably withheld, conditioned, or delayed.

ARTICLE VII
COVENANTS OF PACI

Section 7.1          Trust Account Proceeds and Related Available Equity. In accordance with and pursuant to the Trust Agreement, PACI (i) shall deliver any documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its best efforts to cause the Trustee to pay as and when due all amounts payable to PACI Shareholders pursuant to PACI Share Redemptions, and (iii) pay all remaining amounts then available in the Trust Account to PACI for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.  As of the Merger Effective Time, no PACI Shareholder shall be entitled to receive any amount from the Trust Account.

Section 7.2          PACI Conduct of Business.

(a)         During the Interim Period, except (1) as expressly contemplated by this Agreement (including the PIPE Investment, Section 7.3 of the PACI Disclosure Letter, or the Merger), or the Ancillary Agreements, (2) as required by Law or Governmental Order (including for this purpose, any COVID-19 Measure), or for COVID-19 Actions, (3) in connection with the extension of the PACI Business Combination Deadline or (4) as consented to by the Company in writing, which consent shall not be unreasonably conditioned, withheld, delayed or denied, PACI shall, and shall cause Merger Sub to, use commercially reasonable efforts to operate its business in the ordinary course of business.

(b)        Without the prior written consent of the Company, which consent shall not be unreasonably conditioned, withheld, delayed or denied, PACI shall not, and shall cause Merger Sub not to:

(i)          change, modify, or amend the Trust Agreement or any other agreement related to the Trust Account or the Organizational Documents of PACI or Merger Sub except as contemplated by this Agreement;

(ii)         make, set aside, or declare any dividend or distribution to the equity holders of PACI or Merger Sub or make any other distributions in respect of any of PACI’s or Merger Sub’s capital stock;

(iii)        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of PACI’s or Merger Sub’s capital stock;

(iv)        purchase, repurchase, redeem, or otherwise acquire, directly or indirectly, any issued and outstanding PACI Capital Stock, PACI Warrants, or other equity interests of PACI or Merger Sub, other than a redemption of shares of PACI Class A Common Stock made as part of PACI Share Redemptions;

(v)       issue, deliver, sell, authorize, pledge, amend, exchange, settle, or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants, or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, in each case, of PACI or any of its Subsidiaries;

(vi)        except as expressly required by the Sponsor Support Agreement and for Working Capital Loans, enter into, renew, or amend in any material respect, any transaction or Contract with an Affiliate of PACI, the Sponsor, or any of their respective Affiliates;

(vii)        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity interests in or assets of, or form or enter into, as applicable, any corporation, partnership, association, joint venture, or other business organization or division thereof;

(viii)       other than Working Capital Loans, incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person;

(ix)        (A) issue any PACI Capital Stock or securities exercisable for or convertible into PACI Capital Stock, (B) grant any options, warrants, or other equity-based awards with respect to PACI Capital Stock not outstanding on the date hereof, or (C) amend, modify, or waive any of the material terms or rights set forth in any PACI Warrant or the PACI Warrant Agreement, including any amendment, modification, or reduction of the warrant price set forth therein, except as contemplated by this Agreement;

(x)          adopt a plan of, or otherwise enter into or effect, a complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of the business and operations of PACI or Merger Sub;

(xi)        hire or engage any individual, adopt any Benefit Plan, or enter into or adopt any Collective Bargaining Agreement or any other material commitment with any Labor Organization;

(xii)        except as required by Law or GAAP, make any material changes to its accounting methods, principles, or practices;

(xiii)       enter into, renew, modify, or revise any material Contract, except as contemplated by this Agreement;

(xiv)     waive, release, settle, compromise, or otherwise resolve any Legal Proceeding relating to PACI or Merger Sub or to their respective properties or assets, except where such waivers, releases, settlements, or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(xv)         acquire any ownership interest in any real property; or

(xvi)      authorize, commit, or agree to take, whether in writing or otherwise, any action prohibited under this Section 7.2.

(c)         None of the foregoing provisions shall prevent PACI or Merger Sub from taking or omitting to take any action to prevent or mitigate the effects of any damage to property or injury to, or to protect the health or welfare of, employees, directors, officers, or agents in emergency situations.

Section 7.3          Access to Information.

(a)        Subject to confidentiality obligations (whether contractual or imposed by applicable Law or otherwise) that may be applicable to information furnished to PACI by third parties that may be in PACI’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege (in which case the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation to the extent possible), and to the extent permitted by applicable Law, PACI and Merger Sub shall afford to the Group Companies and their Representatives reasonable access during the Interim Period, in such manner as to not materially interfere with the ordinary course of business of PACI and Merger Sub, to its properties, books, Contracts, commitments, Tax Returns, records, and appropriate officers and employees, and shall furnish the Group Companies or their Representatives with all financial and operating data and other information concerning the affairs of PACI or Merger Sub as any Group Companies or any their Representatives may reasonably request.

(b)        Notwithstanding Section 7.4(a), such access shall not include any information which in the opinion of legal counsel of PACI, would result in the loss of attorney-client privilege or other privilege.

(c)        During the Interim Period, all information obtained by the Group Companies or any of their respective Representatives in connection with this Agreement shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 10.1, until the date that is two years after such termination.

Section 7.4        Amendment of RSRA. PACI shall cause to be amended the RSRA and any other existing registration rights agreements entered into between PACI and any other party, including the Sponsor but not including any other PIPE Investors. No parties to any such amended registration rights agreements shall have any further rights or obligations thereunder.

Section 7.5          Extension of PACI Deadline. Subject to the Agreement End Date, PACI shall take, and shall cause its controlled Affiliates to use commercially reasonable efforts to extend the period of time PACI is afforded under its Organizational Documents and the PACI Prospectus to consummate an initial business combination (the “PACI Business Combination Deadline”) to a date following the date of the Closing, including holding one or more special meetings of the shareholders of PACI, and all necessary adjournments or postponements thereof, to approve one or more amendments to PACI’s Organizational Documents to extend the PACI Business Combination Deadline, as necessary to consummate the Transactions.

Section 7.6          Stock Exchange Listing. PACI will use its reasonable best efforts to cause the PACI Class A Common Stock comprising the Aggregate Merger Consideration issued in connection with the Transactions to be approved for listing on a National Exchange, mutually agreed to by PACI and the Company prior to Closing, at Closing. During the period from the date hereof and until the Closing, PACI shall use its reasonable best efforts to keep the PACI Units, PACI Class A Common Stock, and PACI Warrants listed for trading on the NYSE.

Section 7.7      Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or threatened in writing, against PACI or the PACI Board by any of PACI Shareholders prior to the Closing (the “PACI Shareholder Litigation”), PACI shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof.  PACI shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement and at the Company’s own cost and expense), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation, and shall not settle any such litigation if and to the extent all such settlement payments exceed the amount set forth in Section 7.8 of the PACI Disclosure Letter in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, PACI may settle any PACI Shareholder Litigation without the consent of the Company upon the reasonable advice of PACI’s outside counsel and such settlement for monetary damages only and in the aggregate does not exceed the limits of applicable insurance to which PACI and PACI’s outside counsel reasonably believe will be available from the applicable insurer to fund such settlement.

Section 7.8        PACI Private Warrants. Prior to the Merger Effective Time, PACI will use its reasonable best efforts to cause the PACI Warrant Agreement to be amended to prohibit the cashless exercise of the PACI Private Warrants.

Section 7.9          PIPE Subscriptions.

(a)        Unless otherwise approved in writing by the Company, PACI shall not (i) enter into a new Subscription Agreement with any PIPE Investor, (ii) consent to the assignment or transfer of any Subscription Agreement to any Person, including any replacement of any such agreement, (iii) increase or decrease the subscription amount under any Subscription Agreement, including any termination thereof, or (iv) permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any provision or remedy under any of the Subscription Agreements that would increase conditionality or impose any new obligation on the Company or PACI. Notwithstanding the foregoing, (x) no consent of the Company shall be required for any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification, or waiver to such assignment or transfer provision) and (y) the Company’s consent shall not be unreasonably withheld, conditioned, or delayed other than in the case of clause (i) or clause (iii) where an additional PIPE Investment would increase the PIPE Investment above $50 million and in the case of clause (iv), which matters shall be determined in the Company’s sole discretion subject to reasonable consultation with PACI. Subject to the immediately preceding sentence, PACI shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to satisfy the conditions in the Subscription Agreements, and, if all conditions in the Subscription Agreements have been satisfied, to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) PACI the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

(b)         Without limiting Section 7.9(a), PACI shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) to the knowledge of PACI by any party to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination, or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if PACI does not expect to receive all or any portion of the PIPE Investment pursuant to any Subscription Agreement.

Section 7.10      Fairness Opinion. Prior to execution of this Agreement, the PACI Board has received the opinion of LSH Partners Securities LLC, a financial advisory firm (the “Financial Advisor”), to the effect that, as of the date of such opinion, the aggregate consideration to be paid to the Company Shareholders for the Company in connection with the transactions contemplated by this Agreement, is fair, from a financial point of view, to PACI.

Section 7.11        Available PACI Cash. PACI will use its reasonable best efforts to cause the Available PACI Cash to be equal to or greater than $35,000,000.  Available PACI Cash shall be calculated as the sum of (i) the amount of cash available in the Trust Account following the PACI Shareholders’ Meeting, after deducting (A) the amount required to satisfy the aggregate amount payable with respect to all PACI Share Redemptions, and (B) any unpaid PACI Expenses (but prior to payment of any Company Transaction Expenses), (ii) amounts actually received by the Company for the purchase of Company Series A-1 Preferred Stock, and (iii) the PIPE Investment actually received prior to or substantially concurrently with the Closing; provided that any PIPE Investment that relates to amounts actually received by the Company for the purchase of Company Series A-1 Preferred Stock shall be excluded from Section 7.11(iii).

ARTICLE VIII

JOINT COVENANTS

Section 8.1          Regulatory Filings.

(a)         In connection with the Transactions, each Party shall, as promptly as reasonably practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements (the “Regulatory Filings”). Each Party shall use commercially reasonable efforts to cooperate fully with the other party and its Affiliates and Representatives in promptly seeking to obtain all consents, authorizations, orders, and approvals and effect any filing, withdrawal, or amendment. With respect to the Regulatory Filings, each Party agrees to use its commercially reasonable efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Authorities, (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required) and directing their respective security holders to make, or cause to be made, all Regulatory Filings as necessary, and (iv) promptly informing the other Parties of any material communication with any Governmental Authority regarding the Transactions. Without limiting the generality of the foregoing, each Party shall, and, to the extent required, shall cause its Affiliates and Representatives to, (x) make any and all appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly and as soon as reasonably practical following the date of this Agreement, (y) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act, and (z) request early termination of the applicable waiting period under the HSR Act, if available, and not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. Notwithstanding anything herein to the contrary, each of PACI and the Company shall bear 50% of the HSR Act filing fees.

(b)         During the Interim Period, PACI and Merger Sub, on the one hand, and each Group Company on the other hand, shall give counsel for the Company (in the case of PACI and Merger Sub) or PACI (in the case of any Group Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written material communication to any Governmental Authority relating to any Regulatory Filing. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with any Regulatory Filing unless it consults with, in the case of PACI or Merger Sub, the Company, or, in the case of any Group Company, PACI, in advance and gives such other Party the opportunity to attend and participate in such meeting or discussion, to the extent not prohibited by such Governmental Authority.

(c)         Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1 shall require any Party to (i) propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture, or other disposition of, or any prohibition or limitation on the ownership, operation, effective control, or exercise of full rights of ownership of, any of the businesses, product lines, or assets of such Party or any of such Party’s Subsidiaries, and (ii) defend any Legal Proceeding instituted (or threatened to be instituted) by any Person under any antitrust Law or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Authority vacated, lifted, reversed, or overturned.

Section 8.2         Preparation of Registration Statement and Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.

(a)          Registration Statement and Proxy Statement/Prospectus.

(i)          As promptly as practicable after the execution of this Agreement and delivery of the applicable Financial Statements pursuant to Section 6.3, (A) PACI and the Company shall prepare, and PACI shall file, or cause to be filed, with the SEC, a proxy statement/prospectus to be filed (or submit, or cause to be submitted, on a confidential basis) with the SEC as part of the Registration Statement, which proxy statement/prospectus will be used for the purpose of soliciting proxies from the PACI Shareholders at the PACI Shareholders’ Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by the PACI’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and the NYSE (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and (B) PACI and the Company shall prepare, and PACI shall file, or cause to be filed (or submit, or cause to be submitted, on a confidential basis), with the SEC, a registration statement on Form S-4, or other appropriate form (such registration statement, together with any amendments or supplements thereto, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the shares of PACI Class A Common Stock that constitute the Aggregate Merger Consideration and the PACI Class A Common Stock to be issued in connection with the PIPE (collectively, the “Registration Statement Securities”).

(ii)       PACI shall use its commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to keep the Registration Statement effective as long as is necessary to consummate the Transactions, and promptly respond to comments, requests to amend or requests for additional information with respect to the Registration Statement by the SEC. PACI also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals, or to file such Blue Sky notices, as are required to carry out the Transactions, and PACI shall furnish all information concerning PACI and its shareholders and equity holders, as may be reasonably requested in connection with any such action. Each of PACI and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement and Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or for inclusion in any other statement, filing, notice, or application made by or on behalf PACI and any Group Company to any regulatory authority (including NYSE, any other relevant National Exchange, and the SEC) in connection with the Merger and the other Transactions.

(iii)       No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made PACI without providing the Company with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other Party and their counsel. Each of PACI and Company will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with PACI or the Company or their counsel in any discussions or meetings with the SEC. PACI shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of NYSE, any other relevant National Exchange, PACI’s Organizational Documents, and this Agreement in the preparation, filing, and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the PACI Shareholders’ Meeting and the PACI Share Redemption. The Company shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, the Company’s Organizational Documents and this Agreement in the preparation and filing of the Registration Statement.

(iv)        Each of PACI and the Company shall use commercially reasonable efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement/Prospectus will, at the date it is first mailed to the PACI Shareholders and at the time of the PACI Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)        If at any time prior to the Merger Effective Time any information relating to the Company or PACI, discover that the Proxy Statement/Prospectus or the Registration Statement contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law and PACI’s Organizational Documents, disseminated to the PACI Shareholders.

(vi)         Each of PACI and the Company shall provide each other with copies of any written comments, and shall inform each other of any oral comments, that PACI or the Company receives from the SEC or its staff with respect to the Registration Statement or Proxy Statement/Prospectus promptly after the receipt of such comments.

(vii)       If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor, or other adviser to PACI or the Company, each of PACI and the Company will use its reasonable best efforts to deliver, in connection with the effectiveness of the Registration Statement and the occurrence of the PACI Shareholders’ Meeting, reasonable and customary (i) comfort letters from the independent certified public accounting firms (and, where appropriate, a CFO certificate from the applicable CFO) of each of PACI and the Company and (ii) so long as outside counsel to such advisor is also delivering such a negative assurance letter, negative assurance letters of outside counsel to each of PACI and the Company.

(viii)       Without limiting the generality of the foregoing, each of the Parties shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and the Company shall furnish PACI, with all information concerning it and its Affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(b)         PACI Shareholder Approval.

(i)         PACI shall (x) as promptly as practicable (and in any event, within 10 Business Days) after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement/Prospectus to be disseminated to PACI Shareholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, (1) give notice of and (2) convene and hold a special meeting of shareholders (the “PACI Shareholders’ Meeting”) in accordance with PACI’s Organizational Documents and NYSE rules for a date no later than 30 Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of PACI Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its shareholders with the opportunity to elect to effect a PACI Share Redemption.

(ii)          Except as otherwise provided in Section 8.10, PACI shall, through the PACI Board, recommend to the PACI Shareholders the (A) adoption and approval of this Agreement and the Transactions, including the Merger, (B) adoption and approval of any other proposals as the SEC (or staﬀ member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) [RESERVED], (D) amendment and restatement of PACI’s Governing Documents, in the forms attached as Exhibit D and Exhibit E to this Agreement (with such changes as may be agreed in writing by PACI and the Company at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (E) [RESERVED], (F) approval of the issuance of shares of PACI Common Stock in connection with the Merger and PIPE Investment, if necessary, (G) adoption and approval of the Incentive Equity Plan, (H) adoption and approval of any other proposals as reasonably agreed by PACI and the Company to be necessary or appropriate in connection with the Transactions, and (I) adjournment of the PACI Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendations in the Proxy Statement/Prospectus. PACI may postpone or adjourn the PACI Shareholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the PACI Shareholder Approval, (y) for the absence of a quorum, or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that PACI has determined based on advice of outside legal counsel after consultation with the Group Companies’ outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of PACI prior to the PACI Shareholders’ Meeting.

(iii)         The PACI Board shall not withdraw, amend, qualify, or modify its recommendation to the PACI Shareholders that they vote in favor of the Transaction Proposals (each, a “Change in Recommendation”) except as otherwise provided in this Agreement. Notwithstanding the foregoing, and in addition to the rights of PACI and the PACI Board otherwise provided in this Agreement, the PACI Board may, at any time prior to, but not after, obtaining PACI Shareholder Approval, withdraw, amend, qualify, or modify its recommendation to the PACI Shareholders that they vote in favor of the Transaction Proposals in response to an Intervening Event that has occurred (an “Intervening Event Change in Recommendation”) if the PACI Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the PACI Board to the PACI Shareholders under applicable Law.

(iv)      Except as otherwise provided in this Agreement (including, without limitation, Section 8.10), but notwithstanding anything to the contrary in this Agreement, the PACI Board will not be entitled to make, or agree to resolve to make, an Intervening Event Change in Recommendation under Section 8.2(b)(iii) unless the Company shall have received written notice from PACI of PACI’s intention to make an Intervening Event Change in Recommendation prior to the taking of such action by PACI (the “Intervening Event Notice”). The Intervening Event Notice shall be provided at least five Business Days prior to the Intervening Change in Recommendation (the “Intervening Event Notice Period”), unless a material development with respect to the applicable Intervening Event shall occur within two Business Days of the Intervening Event Notice, in which case no new Intervening Event Notice Period is required.  The Intervening Event Notice shall specify the applicable Intervening Event in reasonable detail and that a failure to make an Intervening Event Change in Recommendation would be a breach of the PACI Board’s fiduciary duties to the PACI Shareholders under applicable Law, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, PACI and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable PACI to proceed with its recommendation of this Agreement and the Transactions contemplated hereby and not make such Intervening Event Change in Recommendation and (C) PACI may make an Intervening Event Change in Recommendation only if the PACI Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company, prior to the expiration of the Intervening Event Notice Period, offers in writing in a manner that would form a binding Contract if accepted by PACI, continues to determine and reaffirms in good faith (after consultation with its outside legal counsel) that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the PACI Shareholders under applicable Law.

(v)          Notwithstanding anything to the contrary in this Agreement, (x) PACI’s obligations to give notice of, convene, and hold the PACI Shareholders Meeting shall not be affected by any Intervening Event Change in Recommendation, (y) PACI agrees to give notice of, convene, and hold the PACI Shareholders Meeting and submit for approval the Transaction Proposals and (z) PACI agrees that if the PACI Shareholder Approval shall not have been obtained at any such PACI Shareholders Meeting, then PACI shall promptly use commercially reasonable efforts to hold additional meetings of its shareholders in order to obtain the PACI Shareholder Approval.

(vi)        Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of PACI or the PACI Board under this Agreement to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting of shareholders, or make a recommendation, shall be tolled during such period, and in the event a filing or notice for a meeting was made prior to the Intervening Event Notice Period, PACI shall be permitted to adjourn the meeting and amend the filing as necessary to provide sufficient time for the PACI Shareholders to consider any revised recommendation.

(vii)       To the fullest extent permitted by applicable Law, (x) PACI agrees to establish a record date for, duly call, give notice of, convene and hold the PACI Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) PACI agrees that if the PACI Shareholder Approval shall not have been obtained at any such PACI Shareholders’ Meeting, then PACI shall promptly continue to take all such reasonable necessary actions, including the actions required by this Section 8.2, and hold additional PACI Shareholders’ Meetings in order to obtain the PACI Shareholder Approval. PACI may only adjourn the PACI Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the PACI Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PACI has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by PACI Shareholders prior to the PACI Shareholders’ Meeting. PACI agrees that it shall provide the holders of shares of PACI Class A Common Shares the opportunity to elect redemption of such shares in connection with the PACI Shareholders’ Meeting, as required by PACI’s Organizational Documents.

Section 8.3          Tax Matters.

(a)        Transfer Taxes. All transfer, documentary, sales, use, excise, value added, real property, stamp, registration, and other similar Taxes, fees, and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Transactions shall be borne and paid by the party responsible for such Transfer Taxes under applicable Law at the time such Taxes are due. The Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b)          Tax Treatment.

(i)        Each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (i) the Merger qualifies for the Intended Tax Treatment, and (ii) this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Each Party shall, to the extent such Party is required under applicable Law, file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, and, in each case, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation, or other proceeding with respect to Taxes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or analogous provisions of state Law).

(ii)          None of the Parties shall knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(iii)        Each Party shall use commercially reasonable efforts to cooperate with each other and their respective counsel to document and support the treatment of the Transactions in a manner consistent with the Intended Tax Treatment, including by providing factual customary support letters reasonably acceptable to each Party.

(c)         Tax Conduct. None of the Parties shall (A) make or change any material election in respect of material Taxes of any Group Company, PACI or Merger Sub, (B) materially amend, modify, or otherwise change any material Tax Return filed by or with respect to a Group Company, PACI or Merger Sub, (C) enter into any closing agreement in respect of material Taxes of a Group Company, PACI or Merger Sub, or enter into any Tax indemnity, Tax sharing, or Tax allocation or similar agreement in respect of material Taxes other than any customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes, (D) surrender any right to claim a material refund of Taxes, (E) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (F) settle any claim or assessment in respect of material Taxes of any Group Company, PACI or Merger Sub, except, in each case, in the ordinary course of business.

(d)         FIRPTA. On or prior to the Closing Date, the Company shall deliver to PACI (i) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that, notwithstanding anything to the contrary, Acquiror’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Law.

Section 8.4       Cooperation; Consultation. From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 11.14), until the earlier of the Closing and valid termination of this Agreement pursuant to Article X, PACI shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of PACI and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment, unless otherwise mutually agreed by each of the Company and PACI in writing.

Section 8.5          Post-Closing Directors and Officers of PACI.

(a)         In accordance with PACI’s Organizational Documents, PACI shall take all actions within its power as may be necessary or appropriate, including causing the directors and officers of PACI to resign, such that immediately following the Merger Effective Time, the Board of Directors of PACI shall initially consist of seven members which directors shall initially include:

(i)          six directors designated by the Company pursuant to written notice to be delivered to PACI as soon as reasonably practicable following the date of this Agreement; and

(ii)          one director nominee designated by PACI, who shall be designated no later than the date of filing of the initial Registration Statement.

(b)        At all times before and after the Merger Effective Time, the majority of the members of the Board of Directors of PACI shall be “independent” under the NYSE and any other relevant National Exchange rules and each director shall serve in such capacity in accordance with the terms of PACI’s Organizational Documents following the Merger Effective Time.

(c)         From the date hereof until the date of PACI’s next annual meeting of the stockholders where the second class of directors on the Board of Directors is to be voted upon by the stockholders, the director nominee designated by PACI shall be appointed to serve on each of the Audit Committee and Nomination Committee of the PACI Board, and (i) the composition of the Audit Committee shall consist of two independent directors plus the director nominee designated by PACI and (ii) the composition of the Nomination Committee shall consist of two independent directors plus the director nominee designated by PACI.

(d)       PACI and the Company shall use their reasonable best efforts to ensure that the director nominee designated by PACI pursuant to Section 8.5(a)(ii) is included in the second class of directors on the Board of Directors such that reelection of such individual will be up for shareholder vote at the annual meeting of the shareholders in the second year following the Closing.

(e)       The initial officers of PACI following the Closing shall be designated by the Company pursuant to written notice to be delivered to PACI as soon as reasonably practicable following the date of this Agreement who each shall serve in such capacity in accordance with the terms of PACI’s Organizational Documents following the Merger Effective Time.

Section 8.6          Indemnification and Insurance.

(a)       From and after the Merger Effective Time, PACI agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Group Companies and (y) PACI and the Merger Sub (clauses (x) and (y), collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company or PACI and each of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement, including the advancing of expenses as incurred. Without limiting the foregoing, PACI shall (i) maintain for a period of not less than six years from the Merger Effective Time provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnified Parties that are no less favorable to those Persons than the provisions applicable to those Persons pursuant to the Organizational Documents of the Company or PACI or their respective Subsidiaries, as applicable, as of the date of this Agreement, and (ii) not amend, repeal, or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b)        At or prior to the Closing, PACI shall purchase and maintain in effect, for a period of six years from the Merger Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by PACI’s or the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct, and complete copies of which have been heretofore made available to PACI or the Company, as applicable) on terms no less favorable than the terms of such current insurance coverage. To fulfill the requirements of this Section 8.6, PACI may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 8.6 shall be continued in respect of such claim until the final disposition thereof.

(c)       The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of PACI, the Company or any of their respective Subsidiaries, any other indemnification arrangement, any applicable Law or otherwise. Notwithstanding anything contained in this Agreement to the contrary, this Section 8.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PACI and all successors and assigns of PACI. In the event that PACI or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PACI shall ensure that proper provision shall be made so that the successors and assigns of PACI shall succeed to the obligations set forth in this Section 8.6.

Section 8.7          Employee Matters.

(a)         Prior to the Closing Date, PACI shall approve and adopt an incentive equity plan substantially in the form attached hereto as Exhibit F-1 with such changes that may be agreed in writing by PACI and the Company (the “Incentive Equity Plan”) which shall be voted upon by the PACI Shareholders at the PACI Shareholders’ Meeting.

(b)         Concurrently with the Closing, the Company shall amend and restate the Company Incentive Plan substantially in the form attached hereto as Exhibit F-2 with such changes that may be agreed in writing by PACI and the Company (the “A&R Company Incentive Plan”).

(c)         Concurrently with the Closing, PACI shall use commercially reasonable efforts to enter into Employment Agreements with each of the Key Employees substantially in the forms attached hereto as Exhibits G-1, G-2, G-3, G-4, and G-5.

(d)         Notwithstanding anything herein to the contrary, nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement, or arrangement, (ii) shall limit the right of any Party or their respective Affiliates to amend, terminate, or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement, or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, consultant, or independent contractor of any Party, or any participant in any Company Benefit Plan or other employee benefit plan, agreement, or other arrangement of any Party (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.8        Notification of Certain Matters. During the Interim Period, each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact, or circumstance that would reasonably be expected to cause any of such Party’s conditions set forth in Article IX not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached. No notice pursuant to this Section 8.8 shall affect any representation or warranty in this Agreement of any Party, or any condition to the obligations of any Party.

Section 8.9       Public Filings. During the Interim Period, PACI will keep current and timely file all Additional PACI SEC Filings required to comply in all material respects with its reporting obligations under applicable Laws. All such Additional PACI SEC Filings (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) assuming the truth and completeness of any information provided to PACI by or on behalf of Group Companies, at the time they are filed, or, if amended, as of the date of such amendment, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As used in this Section 8.9, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC, NYSE, or any other applicable National Exchange. Any Additional PACI SEC Filings which discuss or refer to this Agreement or the Transactions, the contents of which are inconsistent with that of, or otherwise not disclosed in, any prior or contemporaneous press release or public announcement by the Company or PACI (or any of their respective Affiliates) in compliance with this Agreement (other than any current report on Form 8-K, with respect to which the proviso in this sentence shall apply and no consent shall be required) shall be subject to the prior review and approval of the Company, which approval shall not to be unreasonably withheld, delayed, or conditioned. In the case of a current report required to be filed by PACI on Form 8-K, PACI shall, prior to the filing, consult with the Company as to the timing and contents of the Form 8-K.

Section 8.10        No Solicitation.

(a)         From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each of PACI, Merger Sub and the Company shall not, and shall instruct their respective Representatives not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning PACI to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets, or personnel of PACI in connection with a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement, or similar definitive agreement, or any letter of intent, memorandum of understanding, or agreement in principle, or any other agreement, relating to a Business Combination Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, (e) approve, endorse, or recommend, or propose to approve, endorse, or recommend, a Business Combination Proposal, or (f) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with the Group Companies or any of their Representatives; provided, however, that, notwithstanding anything to the contrary in this Agreement, the obligations and restrictions set forth in this Section 8.10(a) and subsections (ii) through (iv) of Section 8.2(b) shall not apply where the prescribed treatment of such proposals, offers and similar non-public information or data or the failure to make a Change in Recommendation or take such other action, as applicable, would be in contravention of PACI’s, Merger Sub’s or the Company’s, and each of their respective Representative’s, fiduciary duties under applicable Law (in which case, for the avoidance of doubt, such Party may take such action contemplated by this proviso notwithstanding anything herein to the contrary).

(b)       From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each of PACI, Merger Sub and the Company shall, and shall instruct their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Group Companies or any of their Representatives); provided, however, that, notwithstanding anything to the contrary in this Agreement, the obligations and restrictions set forth in this Section 8.10(b) and subsections (ii) through (iv) of Section 8.2(b) shall not apply where the prescribed treatment of such proposals, offers and similar non-public information or data or the failure to make a Change in Recommendation or take such other action, as applicable, would be in contravention of PACI’s, Merger Sub’s or the Company’s, and each of their respective Representative’s, fiduciary duties under applicable Law (in which case, for the avoidance of doubt, such Party may take such action contemplated by this proviso notwithstanding anything herein to the contrary).

(c)       From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X each of PACI, Merger Sub and the Company will promptly, and in any event within two Business Days of receipt, notify the other Parties if it receives any proposal, offer or submission with respect to a Business Combination Proposal after the date of this Agreement.

Section 8.11       Notification to FAA.  The Parties will cooperate in good faith to provide required notice to the FAA and DOT of the change in ownership of the Company as a consequence of the transactions contemplated herein.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1     Conditions to Obligations of all Parties. The respective obligations of each Party to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions at or prior to the Merger Effective Time, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)          The PACI Shareholder Approval shall have been obtained;

(b)          The Company Shareholder Approval shall have been obtained;

(c)          The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)         The Registrable Securities to be issued in connection with the Transactions shall have been approved for listing upon the Closing on a National Exchange mutually agreed to by PACI and the Company, subject only to notice of issuance;

(e)      There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or any Law that makes the consummation of the Merger illegal or otherwise prohibited at the Merger Effective Time; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties with respect to the Transactions; and

(f)          All applicable waiting periods (and any extensions thereof) under the HSR Act and all other Governmental Approvals applicable to the Transactions, shall have expired or been terminated, or otherwise obtained, as applicable.

Section 9.2          Conditions to Obligations of PACI and Merger Sub. The obligations of PACI and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions at or prior to the Merger Effective Time, any one or more of which may be waived in writing by PACI:

(a)        (i) The Company Fundamental Representations shall be true and correct in all respects, in each case as of the Merger Effective Time as though made as of the Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations shall be true and correct in all material respects as of the Merger Effective Time as though made as of the Merger Effective Time, except (A) with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) to the extent that such representations and warranties are qualified by the terms “material” or “Material Adverse Effect” or other similar qualifiers, such representations and warranties shall be true and correct in all respects as so qualified;

(b)         Each of the covenants of the Company to be performed or complied with as of or prior to the Merger Effective Time shall have been performed or complied with by them in all material respects;

(c)         Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Merger Effective Time;

(d)        At or prior to the Merger Effective Time, the Company shall have delivered or caused to be delivered all of the certificates, instruments, Contracts, and other documents (including all Ancillary Agreements) specified to be delivered by any Group Company hereunder pursuant to Section 2.5(a), executed by an authorized Representative of the Group Company or the other parties as specified in Section 2.5(a); and

(e)         Holders of not more than 5% of the outstanding shares of Company Capital Stock (calculated on an as-converted basis) shall have dissented or preserved their rights to seek appraisal of any of their shares of Company Capital Stock.

Section 9.3      Conditions to the Obligations of the Group Companies. The obligation of the Group Companies to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions at or prior to the Merger Effective Time, any one or more of which may be waived in writing by the Company:

(a)        (i) The PACI Fundamental Representations shall be true and correct in all respects, in each case as of the Merger Effective Time as though made as of the Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of PACI contained in this Agreement other than the PACI Fundamental Representations shall be true and correct in all material respects as of the Merger Effective Time as though made as of the Merger Effective Time, except (A) with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) to the extent that such representations and warranties are qualified by the terms “material” or “Material Adverse Effect” or other similar qualifies, such representations and warranties shall be true and correct in all respects as so qualified;

(b)        Each of the covenants of PACI and Merger Sub to be performed or complied with as of or prior to the Merger Effective Time or the Company Merger Effective Time, as applicable, shall have been performed or complied with by them in all material respects;

(c)        Since the date of this Agreement, there shall not have occurred a PACI Material Adverse Effect that is continuing as of the Merger Effective Time;

(d)        All of the directors and officers of PACI (other than any such Persons identified as continuing directors and officers of PACI after the Merger Effective Time) shall have resigned or otherwise been removed effective as of the Company Effective Time; and

(e)         At or prior to the Merger Effective Time, PACI shall have delivered or caused to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by PACI hereunder pursuant to Section 2.5(b) executed by an authorized Representative of PACI or the other such parties as specified in Section 2.5(b).

Section 9.4         Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the relying Party’s breach.

Section 9.5         Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1      Termination. This Agreement may be terminated, and the Transactions abandoned at any time prior to the Merger Effective Time only as follows:

(a)         by mutual written consent of the Company and PACI;

(b)        by the Company or PACI if any Governmental Authority having jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal, or otherwise preventing or prohibiting consummation of the Transactions or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise prohibited;

(c)         by the Company or PACI if the PACI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at PACI Shareholders’ Meeting convened therefor or at any adjournment or postponement thereof;

(d)         by the Company if approval by the requisite vote of PACI’s shareholders shall not have been obtained to amend PACI’s Organizational Documents by December 3, 2023, to extend the PACI Business Combination Deadline.

(e)      by the Company or PACI, if the Merger Effective Time has not occurred on or before December 1, 2023 (the “Agreement End Date”); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any such Party that has breached any of its representations, warranties, covenants, or agreements under this Agreement if such breach shall have been the primary cause of the failure of a condition set forth in Article 9 to be satisfied on or before the Agreement End Date;

(f)        by written notice to the Company from PACI if there is any breach of any representation, warranty, covenant, or agreement on the part of the Group Companies set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by the Company of notice from PACI of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period. The Company Cure Period shall not extend past the PACI Business Combination Deadline and that the right to terminate this Agreement under this Section 10.1(f) shall not be available to PACI if PACI or Merger Sub is then in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing; or

(g)       by written notice to PACI from the Company if there is any breach of any representation, warranty, covenant, or agreement on the part of PACI or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating PACI Breach”), except that, if any such Terminating PACI Breach is curable by PACI or Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by PACI of notice from the Company of such breach (the “PACI Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating PACI Breach is not cured within PACI Cure Period. The PACI Cure Period shall not extend past the PACI Business Combination Deadline and that the right to terminate this Agreement under this Section 10.1(g) shall not be available to the Company if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing; or

(h)         by PACI if there has been a Change in Recommendation.

Section 10.2    Notice of Termination; Effect of Termination. Any termination of this Agreement in accordance with Section 10.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or equity holders, other than liability of any of the Parties, as the case may be, for Fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of (a) this Section 10.2, (b) Article XI (other than Section 11.18) and (c) the last sentence of Section 6.2, and any other Section or Article of this Agreement which are required to survive in order to give appropriate effect to this Section 10.2, Article XI (other than Section 11.18), and the last sentence of Section 6.2 (e.g., definitions), shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1       Trust Account Waiver. The Company acknowledges that PACI is a blank check company with the powers and privileges to affect a Business Combination. The Company further acknowledges that, as described in the prospectus dated November 30, 2021 (the “PACI Prospectus”) available at www.sec.gov, substantially all of PACI’s assets consist of the cash proceeds of PACI’s initial public offering (the “IPO”) and private placements of its securities and substantially all of those proceeds were deposited in a trust account for the benefit of holders of PACI Class A Common Stock and the underwriters of PACI’s IPO (the “Trust Account”). The Company acknowledges that it has been advised by PACI that, except with respect to interest earned on the funds held in the Trust Account that may be released to PACI to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (i) if PACI completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the PACI Prospectus; (ii) if PACI fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to PACI in limited amounts to permit PACI to pay the costs and expenses of its liquidation and dissolution, and then to the holders of PACI Class A Common Stock; and (iii) if PACI holds a shareholder vote to amend PACI’s certificate of incorporation or the Trust Agreement to modify the substance or timing of the obligation to redeem 100% of the shares of the PACI Class A Common Stock if PACI fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of PACI Class A Common Stock properly tendered in connection with such vote. For and in consideration of PACI entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest, or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement, any negotiations, Contracts, or agreements with PACI, or any relationship between the parties. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim (A) against PACI for legal relief against monies or other assets held outside the Trust Account, or (B) for specific performance or other equitable relief in connection with the consummation of the transactions, including a claim for PACI to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to PACI Share Redemptions) to the applicable Persons in accordance with the terms of this Agreement and the Trust Agreement, so long as such claim would not affect PACI’s ability to fulfill its obligation to effectuate PACI Share Redemptions, and (y) nothing herein shall serve to limit or prohibit any Action that the Group Companies may have in the future against PACI’s assets or funds that are not held in the Trust Account, including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds.

Section 11.2      Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership, or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any other Ancillary Agreements or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager, or member of any of the foregoing, but in each case not including the Parties (each, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract, or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment, or by any Legal Proceeding, or by virtue of any applicable Laws, or otherwise.  The Parties hereby agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any other Ancillary Agreements, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any Action (whether in tort, Contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement (including the Ancillary Agreements) if such Non-Party Affiliate is party to such document, agreement, or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of any limitations herein, this Agreement may only be enforced against, and any Action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.2. This Section 11.2 shall be binding on all successors and assigns of the Parties.

Section 11.3      Non-Survival of Representations, Warranties, and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s Fraud, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate, statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after such applicable time in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after such applicable time and then only with respect to any breaches occurring after such applicable time and (b) this Article XI.

Section 11.4       Waiver. Any Party to this Agreement may, to the extent not prohibited by applicable Laws, at any time prior to the Closing, by action authorized by its Board of Directors, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of another Party that are contained in this Agreement, or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but in each case, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Ancillary Agreements in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement, this Agreement shall control.

Section 11.5       Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv)), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification (it being understood that any email delivery effected after business hours shall be considered delivered on the next Business Day), addressed as follows:

(a)          If to PACI or Merger Sub, to:

PROOF Acquisition Corp I
Attention: John C. Backus, CEO
11911 Freedom Dr., Suite 1080
Reston, VA  20190

Email: backus@proof.vc

with copies to (which shall not constitute notice):

Steptoe & Johnson, LLP
Attention: Scott D. Fisher
1114 Avenue of the Americas
New York, NY, 10036

Email: sfisher@Steptoe.com

And

PROOF Acquisition Sponsor I, LLC
Attention: Michael W. Zarlenga
11911 Freedom Dr., Suite 1080
Reston, VA 21090

Email: michael@proof.vc

(b)          If to the Company:

Volato, Inc.
Attention: Matthew Liotta, CEO
1954 Airport Rd., Ste. 124
Chamblee, GA 30341

Email: matt.liotta@flyvolato.com

with copies to (which shall not constitute notice):

Womble Bond Dickinson (US) LLP
Attention: F. Reid Avett
2001 K Street, N.W., Suite 400 South
Washington, DC 20016

Email:          reid.avett@wbd-us.com

(c)       To the Parties at such other address or addresses, as the Parties may from time to time designate in writing. Copies delivered solely to non-Parties to this Agreement or to a Party’s counsel shall not constitute notice.

Section 11.6       Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.7        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.6, and (b) the Non-Party Affiliates are intended third-party beneficiaries of, and may enforce, Section 11.2.

Section 11.8       Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Ancillary Agreements, and the Transactions, including all fees of its legal counsel, financial advisers, and accountants. If this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Transaction Expenses and PACI shall pay, or cause to be paid, all Unpaid PACI Expenses. If the Closing shall occur, PACI shall pay, or cause to be paid, all Unpaid PACI Expenses prior to or at the Closing and all Company Transaction Expenses when due and payable.

Section 11.9      Governing Law. This Agreement and any claim of whatever character arising under this Agreement or under any statute or common law relating in any way, directly or indirectly, to the subject matter of this Agreement, or to the dealings between the Parties during the term of this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware without giving effect to that state’s choice of law rules, regardless of the legal theory upon which the matter is asserted.

Section 11.10   Headings; Counterpart; Electronic Delivery. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.11   Company and PACI Disclosure Letters. The Company Disclosure Letter and PACI Disclosure Letter referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or PACI Disclosure Letter shall be deemed references to such parts of this Agreement unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an (i) acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, (ii) admission of any breach or violation of any Contract or applicable Law, or (iii) admission of any liability or obligation to any third party, nor shall such information be deemed to establish a standard of materiality. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or PACI Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or PACI Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or PACI Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or PACI Disclosure Letter, where a representation or warranty is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or PACI Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a PACI Material Adverse Effect, as applicable. No Party shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or PACI Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

Section 11.12    Entire Agreement. This Agreement, together with the Company Disclosure Letter, PACI Disclosure Letter, the Exhibits and Schedules hereto and the Ancillary Agreements, which documents are hereby incorporated in their entirety into this Agreement but this reference, constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.13     Amendments. This Agreement may be amended or modified in whole or in part, only by written agreement of the Parties which makes reference to this Agreement.

Section 11.14     Publicity. Except as otherwise expressly provided herein, during the Interim Period, (a) the Parties shall, to the extent legally permitted, reasonably consult with each other before issuing any press release or otherwise making any press release, public disclosure or public statements with respect to this Agreement, the Ancillary Agreements or the Transactions; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by Law or applicable stock exchange regulation.

Section 11.15     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.16      Jurisdiction; Waiver of Jury Trial.

(a)      Any action on a claim arising out of, under, or in connection with this Agreement, the relationship of the parties, or the transactions contemplated by this Agreement must be brought in the Court of Chancery in the State of Delaware, or, if the Court of Chancery in the State of Delaware does not have jurisdiction and any Federal District Court sitting in the State of Delaware has or can acquire jurisdiction, in any Federal District Court sitting in the State of Delaware (collectively, the “Designated Courts”), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of the Designated Courts in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in such Designated Court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Each Party further agrees, to the fullest extent permitted by law, that personal jurisdiction over the Party may be affected by service of process by registered or certified mail addressed as provided in Section 11.12 of this Agreement, and that when so made shall be as if served upon the Party personally within the State of Delaware.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit, or proceeding brought pursuant to this Section 11.16.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION ON A CLAIM ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.17      Conflicts and Privilege.

(a)         Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, PACI), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, any holder of equity interests of Sponsor, any director or officer of PACI, or any of their respective directors, members, partners, officers, employees, or Affiliates (collectively, the “PACI Group”), on the one hand, and (y) the Group Companies or any member of the Company Group, on the other hand, any legal counsel, including, Steptoe & Johnson, LLP (“PACI Counsel”), that represented PACI or the Sponsor prior to the Closing may represent the Sponsor or any other member of the PACI Group, in such dispute even though the interests of such Persons may be directly adverse to the Group Companies, and even though such counsel may have represented PACI in a matter substantially related to such dispute, or may be handling ongoing matters for PACI, the Group Companies or the Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns (including, after the Closing, PACI), further agree that, as to all communications prior to the Closing between or among PACI, the Sponsor, or any member of the PACI Group, on the one hand, and PACI Counsel on the other hand (the “PACI Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the PACI Group after the Closing, and shall not pass to or be claimed or controlled by PACI, the Group Companies, or their Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the PACI Group may use or rely on any of the PACI Counsel Privileged Communications, whether located in the records or email server of PACI, the Company, or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors, or assigns, agree not to assert that any privilege has been waived as to the PACI Counsel Privileged Communications, by virtue of the Merger.

(b)         Each of the Parties, on behalf of their respective successors and assigns, hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of its directors, members, partners, officers, employees, or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the PACI Group, on the other hand, any legal counsel, including Womble Bond Dickinson (US) LLP (“WBD”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to any Group Company, and even though such counsel may have represented the Group Companies in a matter substantially related to such dispute, or may be handling ongoing matters for a Group Company. The Parties, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing between or among the Company or any member of the Company Group, on the one hand, and WBD, on the other hand (the “WBD Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company after the Closing, and shall not pass to or be claimed or controlled by any one Group Company or their Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors, or assigns, agree that no Person not in the Company Group may use or rely on any of the WBD Privileged Communications, whether located in the records or email server of PACI, the Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors, or assigns, agree not to assert that any privilege has been waived as to the WBD Privileged Communications, by virtue of the Merger.

Section 11.18     Other Remedies; Specific Enforcement. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches or threatened breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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IN WITNESS WHEREOF, the Parties caused this Agreement to be executed by their authorized representative as of the date first above written.

PROOF ACQUISITION CORP I	VOLATO, INC.

/s/ John C. Backus, Jr.	/s/ Matthew Liotta

By: John C. Backus, Jr.	By: Matthew Liotta
Its: President & Chief Executive Officer	Its: Chief Executive Officer

PROOF MERGER SUB, INC.

/s/ John C. Backus, Jr.

By: John C. Backus, Jr.
Its: President

Exhibit G-5 to Business Combination Agreement